UNITED STATES SECURITIES AND EXCHANGE
                         COMMISSION
                   WASHINGTON, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT



               Pursuant to Section 13 or 15(d)
           of the Securities Exchange Act of 1934

               Date of Report:  March 1, 1994



                Commission File Number 1-3423
                         ENRON CORP.
   (Exact name of registrant as specified in its charter)


           Delaware                                47-0255140
(State or other jurisdiction of           (I.R.S. Employer Identification
incorporation or organization)                       Number)


        Enron Building
      1400 Smith Street
        Houston, Texas                               77002
(Address of principal executive                    (Zip Code)
           Offices)


                               (713) 853-6161
            (Registrant's telephone number, including area code)

                ENRON CORP. AND SUBSIDIARIES



Item 7.      Financial Statements and Exhibits.

   (a) Financial Statements of Enron Corp.

       Financial Statements of Enron Corp. and its
       Consolidated Subsidiaries for the fiscal year ended
       December 31, 1993, including Report of Arthur
       Andersen & Co., Independent Public Accountants.

   (b) Exhibits.

       11  Calculation of Earnings Per Share

       23  Consent of Arthur Andersen & Co.





                         SIGNATURES


   Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  ENRON CORP.



Date:  March 1, 1994             By:  Jack I. Tompkins
                                      Jack I. Tompkins
                                      Senior Vice President and Chief
                                       Information, Administrative and
                                       Accounting Officer

                ENRON CORP. AND SUBSIDIARIES

                      TABLE OF CONTENTS



                                                                 Page No.

Management's Discussion and Analysis                                 4

Report of Independent Public Accountants                            13

Consolidated Statement of Income for the years ended
  December 31, 1993, 1992 and 1991                                  14

Consolidated Balance Sheet, December 31, 1993 and 1992              15

Consolidated Statement of Cash Flows for the years
  ended December 31, 1993, 1992 and 1991                            17

Consolidated Statement of Changes in Shareholders'
  Equity Accounts for the years ended December 31,
  1993, 1992 and 1991                                               18

Notes to Consolidated Financial Statements                          19

Supplemental Financial Information                                  36

Exhibits

  Exhibit 11 - Calculation of Earnings Per Share                    37

  Exhibit 23 - Consent of Arthur Andersen & Co.                     38

                Enron Corp. and Subsidiaries

 Management's Discussion and Analysis of Financial Condition
                  and Results of Operations


The following review of the results of operations and financial condition of Enron Corp. and subsidiaries (Enron) should be read in conjunction with the Consolidated
Financial Statements.

Results of Operations

Consolidated Net Income
Enron's net income for 1993 was $387 million, exclusive of a primarily non-cash charge of $54 million to adjust the deferred tax liability for the increase in the corporate Federal statutory income tax rate from 34% to 35%, compared to $306 million and $232 million for 1992 and 1991, respectively. Net income for all three years reflects improved income before interest, minority interest and income taxes as compared to the applicable preceding year. Net income for 1993 includes a $64 million pretax gain from the sale of limited partnership units in Northern Border Partners, L.P., substantially offset by the establishment of reserves for litigation and other contingencies. The net income for 1993 also includes $13 million in pretax gains from the sales of oil and gas properties and a $10 million net share of a deferred tax reduction at Enron Oil & Gas Company (EOG).

Net income for 1992 includes a $60 million nontaxable gain from the sale of stock by EOG, a $52 million pretax gain from the sale of Enron's remaining investment in Mobil Corporation common stock (Mobil stock), $6 million in pretax gains from the sales of oil and gas properties and an $11 million gain on the sale of investments. These amounts were partially offset by a $57 million pretax charge reflecting the establishment of reserves for litigation and other contingencies and a $23 million extraordinary charge relating to the early retirement of high coupon debt.

Net income for 1991 includes a $28 million pretax gain from the sale of a portion of Enron's investment in Mobil stock, a $24 million pretax gain from two favorable litigation settlements, $15 million in pretax gains from the sales of oil and gas properties and a $14 million pretax gain from the sale of certain gas processing assets.

Primary earnings per share of common stock was $1.32 in 1993, after a $0.23 per share charge applicable to the $54 million tax rate change adjustment, as compared to $1.29 and $1.03 in 1992 and 1991, respectively.

Income Before Interest, Minority Interest and Income Taxes
The following table presents income before interest, minority interest and income taxes (IBIT) for each of Enron's operating segments:

(In Millions)                                    1993    1992    1991

Transportation and Operation                     $382    $378    $343
Gas Services                                      169     147      71
Gas Processing                                     28      56      94
International Gas and Power Services              132      33      69
Exploration and Production                        122     102      75
Corporate and Other                               (35)     51      63
        Total                                    $798    $767    $715

Transportation and Operation

The transportation and operation segment includes Enron's regulated natural gas pipelines, construction, management and operation of pipelines, liquids plants and power facilities, Enron's crude oil marketing and transportation operations conducted by EOTT Energy Corp. (EOTT) and Enron's investment in liquids pipeline operations. The segment realized a $4 million increase in IBIT in 1993 as compared to 1992. The increase was due primarily to increases in IBIT realized by the regulated natural gas pipelines and the crude oil marketing and transportation operations, offset by declines in earnings from the liquids pipeline operations due to the sale of a significant portion of these operations in August 1992 and reduced revenues on completed construction projects. During 1992, the transportation and operations segment's IBIT increased 10% as compared to 1991 reflecting higher regulated natural gas pipeline earnings and increased revenues recognized in connection with the construction of various power projects. These increases were offset by lower earnings from EOTT and from liquids pipeline operations. The following discussion analyzes the significant changes in the various components of income before interest, minority interest and income taxes for the transportation and operation segment.

Revenues

Regulated Natural Gas Pipelines
Revenues of the regulated natural gas pipelines increased approximately $60 million (5%) during 1993 after declining $120 million (9%) in 1992 as compared to the applicable preceding year. The increase in revenues reflects increased transportation revenues recognized by Northern Natural Gas Company (Northern) primarily as a result of higher commodity volumes and increased capacity utilization, combined with management fees earned in connection with the operation of the Argentina pipeline in which Enron owns a 17.5% interest. These increases were offset by reduced sales revenues for both Northern and Transwestern Pipeline Company (Transwestern) as those companies are now primarily transporters of natural gas.

During 1992, revenues of the regulated natural gas pipeline companies declined primarily as a result of lower sales revenues realized by Northern reflecting a 27% decline in sales volumes due to the shifting of customers from sales service to transport service and lower revenues earned by Transwestern. The decline in Transwestern's revenues reflects lower transport rates as a result of the completion by Transwestern of the recovery of certain transition costs in early 1992. These declines were partially offset by higher transportation volumes resulting from Transwestern's mainline expansion and San Juan extension which became operational at the end of the first quarter of 1992. In addition, Northern's transportation revenues increased 17% during 1992 as a result of higher volumes.

Sales and transportation volumes were as follows:

Billion British Thermal                                Sales*
Units per Day - (Bbtu/d)                        1993    1992    1991

Northern                                         342     495     682
Transwestern                                      20      33      80

*Includes intercompany amounts.


Billion British Thermal                           Transportation*
Units per Day - (Bbtu/d)                        1993    1992    1991

Northern                                       4,030   3,740   3,691
Transwestern                                   1,049     867     785

*Includes intercompany amounts.

Construction and Management Revenues
Revenues earned in connection with the construction and operation of power projects totaled $27 million in 1993 as compared to $52 million and $23 million during 1992 and 1991, respectively. The decline during 1993 reflects reduced construction revenues in connection with the Teesside power project in the United Kingdom as a result of the completion of that project in March 1993, offset by revenues earned in connection with the sales of fuel to a joint venture power project in Guatemala and fees earned in connection with the management and construction of the Milford power project in the United States.

Liquids Pipeline and EOTT
Revenues earned in connection with the liquids pipeline operations declined in 1993 and 1992 primarily as a result of the sale of those assets to Enron Liquids Pipeline, L.P., a master limited partnership formed in August 1992. Net revenues from EOTT increased approximately 39% during 1993 as a result of higher product margins.

Cost of Gas and Other Products Sold
The cost of gas and other products sold by the transportation and operation segment decreased by less than 1% during 1993 as compared to 1992 primarily as a result of higher average per unit gas purchase costs being offset by lower purchase volumes. During 1992, the cost of gas and other products sold by the transportation and operations segment declined 19% as compared to 1991 due primarily to a 27% decline in Northern's sales volumes combined with a 59% reduction in Transwestern's sales volumes. These declines were offset in part by higher average per unit gas purchase costs.

Operating Expenses
Operating expenses in the transportation and operation segment declined 10% during 1993 as compared to 1992. The decline reflects lower expenses of the regulated natural gas pipelines as a result of efficiencies gained in connection with system modernization projects, combined with a decline in operating expenses due to the previously discussed sale of the liquids pipeline operations. During 1992, operating expenses of the transportation and operation segment declined by 10% as compared to 1991 primarily as a result of lower operating expenses of the regulated pipeline group as a result of lower transmission and compression expenses reflecting lower sales volumes and the sale of the liquids pipeline operations.

Amortization of deferred contract reformation costs declined by 12% during 1993 and 19% during 1992 as compared to the applicable preceding year primarily as a result of Transwestern's completion of the recovery of certain transition costs in early 1992.

Depreciation expense for the transportation and operation segment increased $5 million (4%) during 1993 as compared to 1992 primarily as a result of a 10% increase in depreciation expense recognized by the regulated natural gas pipeline group reflecting Northern's adjustment in 1993 of accumulated depreciation in accordance with a Federal Energy Regulatory Commission (FERC) ruling. The increase in depreciation by Northern was partially offset by a decline in depreciation recorded for the liquids pipeline operations.

Other Income and Deductions
Equity in earnings of unconsolidated subsidiaries declined by $14 million (39%) during 1993 as compared to 1992 reflecting reduced earnings from Northern Border Pipeline
Company (Northern Border) as a result of Enron's contribution of its investment in Northern Border to Northern Border Partners, L.P., a master limited partnership
(the Partnership) and Enron's subsequent sale of a portion of its interest in the Partnership in an underwritten public offering (see Note 9 to the Consolidated Financial Statements). Additionally, during 1993 equity in earnings from Mojave Pipeline Company (Mojave) decreased as a result of the sale of Enron's investment in Mojave during 1993. Equity in earnings of unconsolidated subsidiaries of the transportation and operation segment remained virtually unchanged in 1992 as compared to 1991 as increased earnings from Northern Border were offset by lower earnings from Citrus Corp. and Mojave.

Outlook
Transportation and Operation
The transportation and operation segment should continue to provide stable earnings and cash flows during 1994. Full implementation of FERC Order 636 and the successful settlement of all significant regulatory issues by the regulated natural gas pipelines during 1993 should allow for a constant and reliable stream of cash flow. Additionally, the segment will actively promote engineering and construction services to provide incremental earnings and will seek to selectively monetize assets and reinvest proceeds in system modernization projects and reduce its overall cost structure. Expansion of the Florida Gas pipeline system should also provide growth opportunities for the transportation and operations segment.

In January 1994, Enron filed a registration statement with the Securities and Exchange Commission to sell units in a master limited partnership which will contain substantially all of the operations and assets of EOTT. EOTT will serve as general partner and own a substantial interest in the new limited partnership (see Note 3 to the Consolidated Financial Statements).

Gas Services
Enron's Gas Services segment (EGS) had a $22 million (15%) increase in income before interest, minority interest and income taxes in 1993 as compared to 1992. The increase was due primarily to increased production payments arranged, successful long-term contracting efforts and the continued growth of the physical and financial risk management services provided to the natural gas business. Offsetting these increases were declines in earnings associated with EGS's North American power ventures and natural gas liquids
(NGL) marketing activities. Each year's results also include earnings from the Sithe Energies contract (Sithe).
The Sithe contract, which was signed in 1992, provides for Enron Power Services Inc. to deliver approximately 1.5 trillion cubic feet of gas over the next 20 years (five years on a fixed-price basis) to fuel Sithe's independent power project in upstate New York. Income before interest, minority interest and income taxes increased $76 million
(107%) in 1992 as compared to 1991 due primarily to long-term contracting and production payment activities.

Statistics for the gas services segment are as follows:

                                                1993    1992      1991
Physical and Notional Sales (Bbtu/d)*
   Firm                                        4,310   2,632     1,593
   Interruptible                                 828     893     1,597
   Financial Settlements (notional)            5,027   1,536       424
      Total                                   10,165   5,061     3,614

Transportation Volumes (Bbtu/d)*                 571     536       498

Liquids Marketing Volumes
   NGL Marketed (MMgal)                        2,506   3,388     2,512
   Gross Margin ($/Gal)                       $0.008  $0.009    $0.010

MTBE
   Marketing Volumes (MMgal)                     254      28         -
   Owned Production (MMgal)                      128      15         -
   Gross Margin ($/Gal)                       $0.197  $0.175    $    -

Production Payments and Financings Arranged
   (in millions)                              $  413  $  516**  $   121
Fixed Price Contract Originations (TBtue)      3,781   2,165        964

 *Includes intercompany amounts.
**Includes $327 million of production payments promoted for EOG.

EGS's strategy is to provide predictable pricing, reliable delivery and low cost capital to its customers. EGS provides these services through a variety of financial instruments including forward contracts, swap agreements, options, futures and other contractual commitments.

These services can be categorized into four business lines:
Gas, Power, Finance and Liquids. The following discussion analyzes the contributions to income before interest, minority interest and income taxes and the future outlook for each of the businesses.

Gas. The Gas operations include price risk management and origination activities as well as the physical natural gas trading and transportation activities of Enron Gas Marketing, Houston Pipe Line Company, Enron Access, the Louisiana Resources companies and the Canadian gas supply and marketing operations. The earnings from these activities increased 30% in 1993 primarily as a result of increases in sales volumes. The volume increase is primarily attributable to continued growth in the derivatives business, the September 1992 acquisition of Enron Access, the April 1993 acquisition of Louisiana Resources and expansion into the Canadian market. The 1993 results also include earnings from significant fixed and index-priced contract originations and management of the existing contract portfolio. Earnings during 1992 included fixed price originations and earnings from the marketing and trading activities and was virtually unchanged as compared to 1991.

During 1994, EGS anticipates continued strong performance from its gas business. Growth in the physical and financial trading activities is expected despite continued competition from financial and industry companies, particularly in the derivatives area. Additionally, contract originations should increase as the impact of FERC Order 636 becomes more evident.

Power. EGS's Power business includes activities in North America such as providing natural gas contract services to the power industry; managing, acquiring and developing power-related assets and joint ventures; and marketing and supplying electricity. Power's earnings declined 15% during 1993 due primarily to the inclusion in 1992 of earnings associated with the Richmond and Milford power projects.
The 1993 and 1992 results also included earnings related to the gas forward sales contract with Sithe. Earnings in 1993 and 1992 also included significant contract originations involving sales of gas to other power generation facilities. The 1992 results were significantly higher than 1991 reflecting the initiation of contract origination activities.

The Power operations will benefit in 1994 from the opportunities being created in the power marketing area as a result of the continuing regulatory and economic changes in the electric industry. During 1994, EGS expects to compete as an independent marketer of electricity.
Additionally, EGS will aggressively continue marketing of natural gas to independent power projects as well as electric utilities converting to natural gas in response to the Clean Air Act of 1990.

Finance. Enron Finance Corp. (EFC) secures natural gas supplies from independent producers through a variety of financial transactions, primarily volumetric production payments. EFC arranges these transactions through financial entities and provides related price risk management services. Additionally, EGS purchases the natural gas and crude oil associated with these transactions. EFC's earnings increased 50% in 1993 due primarily to increased non-affiliated production payments and financings arranged. EFC's earnings increased during 1992 as compared to 1991 due to increased production payment activities. From inception through December 31, 1993, production payments and financings arranged total over $1 billion.

In 1994, EFC expects continued growth in its business resulting primarily from offerings of innovative alternative financing to producers. This activity will include production payments, debt and equity financings, as well as other products. During 1993, Joint Energy Development Investments, a limited partnership, was formed comprised of an EGS subsidiary as general partner and the California Public Employees Retirement System (CalPERS) as limited partner. The partnership will provide significant capital for energy investments.

Liquids. The Liquids business of EGS includes the North American natural gas liquids (NGL) marketing activities and the Clean Fuels business which consists of the methanol and methyl tertiary butyl ether (MTBE) businesses. Liquids earnings were virtually unchanged from 1992 to 1993. Earnings from the Clean Fuels business increased as a result of higher MTBE volumes and the impact of reflecting contractual commitments at market value. The Clean Fuels increase was partially offset by a decrease in the NGL marketing results due to lower volumes and margins. Liquids earnings declined 40% from 1991 to 1992 due primarily to expenses associated with the start-up of the Clean Fuels business and the impact of lower NGL prices.

During 1994, EGS's Liquids business expects to improve its NGL marketing results by expanding to provide derivative products in that area. Additionally, in the MTBE business, EGS plans to continue development of its merchant business by actively marketing MTBE, including long-term and fixed margin-based pricing terms. Although current MTBE prices continue to be weak, market conditions are expected to improve as the Clean Air Act of 1990 mandates the increased use of reformulated gasoline (a primary market for MTBE).

Other. EGS's net unallocated expenses such as rent, systems expenses and other support group costs increased 27% in 1993 as compared to 1992 due primarily to continued expansion into new markets, system upgrades and the generally increased level of activity. Expenses increased
45% from 1991 to 1992 due also to increased activity and establishment of certain contingency reserves.

Gas Processing

The income before interest and taxes of the gas processing segment totaled $28 million in 1993 as compared to $56 million in 1992 and $94 million in 1991. The declines in both 1992 and 1993 as compared to the applicable preceding years were attributable primarily to lower processing margins reflecting higher natural gas feedstock prices and lower product prices. Volume and price statistics for the gas processing segment (including intercompany amounts) are detailed below:

                                              1993      1992      1991
Total Production Volumes (MMgal)             1,334     1,296     1,153
Gross Margin (per gal.)                     $0.089    $0.112    $0.163
Product Prices
   Average at Mt. Belvieu (cents/gallon)
      Ethane                                 21.09     23.64     22.32
      Propane                                31.24     32.06     33.95
      Normal Butane                          36.52     39.17     42.44
      Isobutane                              40.09     46.39     47.21
      Natural Gasoline                       40.97     45.51     49.60

Revenues
Revenues of the gas processing segment increased 4% during 1993 after an increase of 8% during 1992 as compared to the applicable preceding year. In both 1993 and 1992, the increase in revenues was primarily caused by increased production volumes partially offset by reduced product prices.

Costs and Expenses
The cost of products sold by the gas processing segment increased 22% in 1993 as compared to 1992 and 20% in 1992 as compared to 1991. The increases in both years were attributable to higher natural gas feedstock prices combined with higher production volumes. The increases in cost of products sold coupled with reduced product prices resulted in declines in gross margin of the domestic gas processing segment of 48% in 1993 and 18% in 1992.

Other Income and Deductions
Other income increased $23 million during 1993 as compared to 1992 primarily as a result of gains realized on the sales of certain coal handling and NGL assets.

Outlook
In 1994, Enron plans to mitigate the market risk inherent in the gas processing business through hedging techniques.
Additionally, cost cutting and streamlining actions have recently been completed, positioning the business to maximize earnings opportunities.

International Gas and Power Services
Enron's international gas and power services segment includes its international power, pipeline and natural gas liquids marketing operations. International power operations include the development and promotion of power and natural gas projects worldwide. Income before interest and taxes for the international gas and power services group totaled $132 million during 1993, $33 million in 1992 and $69 million in 1991. The increase in IBIT between 1992 and 1993 and the decline between 1991 and 1992 primarily reflects the promotion and development activities of its power operations. The 1993 increase also reflects earnings from the Argentina pipeline operations acquired in the fourth quarter of 1992.

Revenues
Revenues of the international gas and power services segment declined 12% during 1993 as compared to 1992 primarily as a result of decreased revenues earned by the international gas liquids marketing operations. These declines were caused by a 45% decline in marketing volumes as compared to the prior year, reflecting reduced spot market activity. The decline in liquids marketing revenues was partially offset by a $102 million increase in revenues in the power operations.
The increase reflects revenues earned in connection with the promotion and development of liquids and power projects of which approximately $55 million is related to revenues earned in connection with the promotion and sale of liquids processing facilities at Teesside.

During 1992, revenues of the international gas and power services segment declined 15% as compared to 1991 primarily as a result of lower liquids marketing and power revenues.
Liquids marketing revenues declined by 13% reflecting a 14%
decline in marketing volumes. Power revenues declined $46 million (87%) primarily as a result of promotion and development revenues earned in connection with the Teesside power project in 1991.

Costs and Expenses
The cost of gas and other products sold by the international gas and power services segment declined by 24% in 1993 as compared to 1992 and reflected the previously mentioned decline in international liquids marketing volumes.
Operating expenses increased $20 million (40%) during 1993 as compared to 1992 primarily as a result of higher operating expenses incurred in connection with increased activities in the power operations area. Operating income for the segment increased $69 million during 1993 as compared to 1992 as a result of the previously mentioned successful power development and promotion activities and improved margins earned by the international liquids marketing operations reflecting a reduction in spot market transactions which negatively impact margin. Operating income declined by $45 million during 1992 as compared to 1991 primarily as a result of the recognition in 1991 of promotion and development revenues earned in connection with the Teesside power project.

Other Income and Deductions
Equity in earnings of unconsolidated subsidiaries of the international gas and power services segment increased $36 million during 1993 as compared to 1992 primarily as a result of $23 million in earnings from the Argentina pipeline project and $12 million in earnings from the Teesside power project which was placed in commercial operation during the first quarter of 1993. Other income, net, declined $7 million during 1993 primarily as a result of lower interest income earned by the power operations in 1993 as compared with 1992 combined with gains on asset sales realized by Enron's operations in South
America (Enron Americas) during 1992. Other income increased $8 million during 1992 as compared to 1991 primarily as a result of the gain on asset sales realized by Enron Americas.

Outlook
The objective of the international gas and power services segment is to deliver Enron's extensive product line to the international marketplace including Enron's product concepts in the areas of marketing and risk management of natural gas based products. Growth opportunities in that market should result from the current and projected high demand for electrical power generation, the under utilization of natural gas reserves throughout the world and increased environmental awareness.

Exploration and Production
Income before interest, minority interest and income taxes for EOG increased $20 million (20%) during 1993 and $27 million (36%) during 1992 as compared to the applicable preceding year due primarily to higher natural gas prices and volumes, and lower per unit operating costs.

Volume and price statistics are as follows (including intercompany amounts):

                                               1993        1992        1991
Wellhead Delivered Volumes
   Natural Gas (MMcf/d)                         709(a)      564(a)      491
   Crude Oil and Condensate (MBbl/d)            8.9         8.5         8.2
   Natural Gas Liquids (MBbl/d)                 0.6         0.7         0.6
Wellhead Average Prices
   Natural Gas ($/Mcf)                       $ 1.92(b)   $ 1.58(b)   $ 1.37
   Crude Oil and Condensate ($/Bbl)          $16.37      $17.90      $18.78
   Natural Gas Liquids ($/Bbl)               $11.12      $10.69      $11.64
Other Natural Gas Marketing
 Volumes (MMcf/d)                               293(a)      255(a)      237
   Average Gross Revenue ($/Mcf)            $  2.57     $  2.62      $ 2.63
   Associated Costs ($/Mcf)
    (including transportation and exchange
    differentials)                          $  2.32     $  1.99       $1.75

(a) Includes an annual average of 81.0 MMcf per day in 1993 and 27.6 MMcf per day in 1992 delivered under the terms of a volumetric production payment agreement effective October 1, 1992, as amended.
(b) Includes an average equivalent wellhead value of $1.57 per Mcf in 1993 and $1.70 per Mcf in 1992 for the volumes detailed in Note (a) above, net of transportation costs.

The following discussion further analyzes the significant changes in EOG's results.

Revenues
EOG's gross revenues increased $133 million (24%) during 1993 and $84 million (18%) in 1992 as compared to the applicable preceding year. The increased revenues in 1993 are attributable to a 22% increase in average wellhead natural gas prices combined with a 26% increase in average wellhead natural gas volumes. The increased natural gas volumes primarily reflect the effects of exploration and development activities relating to tight gas sand formations. The increased revenues in 1992 are attributable to a 15% increase in average wellhead natural gas delivered volumes combined with a 15% increase in average wellhead natural gas prices. Although exploration and development efforts resulted in deliverability increases in certain core areas, the earnings in 1992 and 1991 were mitigated by voluntary curtailments initiated due to lower than acceptable prices during certain periods.

Costs and Expenses
The cost of gas sold by the exploration and production segment in connection with other natural gas marketing activities increased 18% in 1993 as compared to 1992 and 23% in 1992 as compared to 1991. The increase in 1993 as compared to 1992 was due to 17% higher average associated costs per Mcf combined with a 15% increase in natural gas marketing volumes. The increase in 1992 was due to 14% higher average associated costs per Mcf combined with 8% higher other natural gas marketing volumes.

Operating expenses for the exploration and production segment increased $35 million (24%) in 1993 compared to 1992 and remained stable in 1992 as compared to 1991. The increase in 1993 relates to higher lease and well expenses and exploration expenses primarily due to expanded domestic and international operations. Depreciation, depletion and amortization expense increased 39% in 1993 and 12% in 1992 as compared to prior years. The increases in both years primarily reflect increased production volumes. On a per unit natural gas equivalent volumes delivered basis, depreciation, depletion and amortization expense increased to $0.89 per thousand cubic feet equivalent ("Mcfe" - natural gas equivalents are determined using the ratio of
6.0 Mcf of natural gas to 1.0 barrel of crude oil, condensate or natural gas liquids) in 1993 from $0.79 per Mcfe in 1992 and $0.81 per Mcfe in 1991 primarily due to higher costs associated with tight gas sand drilling activities.

Taxes, other than income taxes, increased $7 million (25%) from 1992 to 1993 due to increased production volumes and revenues, partially offset by continuing benefits associated with certain state severance tax exemptions allowed on high cost natural gas sales and a refund received in 1993 of franchise taxes paid in prior years. Taxes, other than income taxes, increased $10 million (56%) from 1991 to 1992 due to increased production volumes and revenues, increases in certain ad valorem and state franchise taxes in 1992, and earnings benefits realized in 1991 associated with the refund of certain state natural gas severance taxes resulting from overpayments in prior years. These increases were mitigated by Texas severance tax exemptions for high cost gas production that were in effect for the full year.

Total per unit operating costs for lease and well expense, DD&A, general and administrative expense, interest expense, and taxes other than income increased $0.03 Mcfe, averaging $1.43 per Mcfe during 1993 compared to $1.40 per Mcfe for 1992.

Other Income and Deductions
The exploration and production segment's other income was $20 million in 1993 as compared to $3 million in 1992 and $12 million in 1991. Gains on property sales were the primary components of other income during each of the three years and totaled $13 million in 1993, $6 million in 1992 and $15 million in 1991.

Outlook
While there still exists a good deal of uncertainty as to the direction of future natural gas price trends, some recent experiences may suggest a converging of the overall supply/demand relationship reflecting, at least partially, the significantly reduced level of drilling activity during recent years. EOG's management remains confident that continually increasing recognition of natural gas as a more environmentally friendly source of energy along with the availability of significant domestically sourced supplies will result in further increases in demand and a strengthening of the overall natural gas market over time. Being primarily a natural gas producer, EOG is more significantly impacted by changes in natural gas prices than by changes in crude oil and condensate prices. However, the use by the exploration and production segment from time to time of various commodity price hedging mechanisms will tend to mitigate this level of sensitivity. Enron has hedged the vast majority of its anticipated 1994 natural gas production by selling forward at recent prices.

EOG will continue to focus development and certain exploration expenditures in its core and other major producing areas, and include limited exploratory exposure in areas outside of North America. Expenditure plans for 1994 will continue to be focused toward certain areas that were not addressed as actively in the recent past due to the increased emphasis on tight gas sand drilling opportunities during 1991 and 1992. EOG will continue expenditures in new areas outside of North America, primarily for additional development operations in Trinidad, new development operations in other countries and the continued evaluation of coalbed methane recovery potential in France, Australia, China and certain other countries.

Corporate and Other
The corporate and other segment's income before interest, minority interest and income taxes was an expense of $35 million in 1993 as compared to income of $51 million in 1992 and $63 million in 1991. During 1993, the segment recognized higher administrative and general expenses.
Included in 1992 are the previously discussed gains from the sale of stock by EOG and sales of Mobil stock partially offset by charges related to the establishment of reserves for litigation and other contingencies. Included in 1991 are the previously discussed gains related to sales of Mobil stock, two favorable litigation settlements and the sale of certain gas processing assets.

Interest Expense and Income Taxes
Interest and related charges, net, is shown on the Consolidated Income Statement net of interest capitalized. The net expense for 1993 decreased $30 million (9%) from 1992. The decrease is primarily due to lower interest rates. The net expense for 1992 decreased $43 million (12%) from 1991. The decrease is primarily due to a decrease in short-term interest rates and lower total obligations. Short-term borrowings averaged $591 million during 1993 as compared to $588 million during 1992 and $500 million during 1991 while the average interest rate on short-term debt fell to 3.3% in 1993 from 3.9% in 1992 and 6.3% in 1991.

Exclusive of the adjustment for the increase in the U.S. corporate Federal statutory income tax rate from 34% to 35%, income tax expense declined slightly during 1993 as compared to 1992 as increased pretax income was offset by utilization of increased tight gas sand tax credits. Although income before income taxes increased, income taxes decreased in 1992 as compared to 1991 primarily due to the inclusion of a nontaxable gain from the sale of stock by EOG and utilization of increased tight gas sand tax credits.

Extraordinary Items
The extraordinary loss results primarily from the early retirement of $599 million principal amount of 10.625% senior subordinated debentures in September 1992.

Financial Condition
Cash From Operating Activities
Net cash provided by operating activities totaled $468 million during 1993 as compared to $330 million in 1992.
The increase primarily reflects higher income levels in 1993 and the prepayment of $150 million made in 1992 for information technology services.

Cash From Investing Activities
Cash used in investing activities totaled $639 million during 1993 as compared to $43 million during 1992. The change primarily reflects increased expenditures in connection with Enron's investment in Argentina pipeline operations, Teesside and other power projects.
Additionally, during 1992, EOG recorded proceeds of $327 million under the terms of a volumetric production payment transaction (see Note 8 to the Consolidated Financial Statements). Proceeds from the sales of assets totaled $454 million during 1993 as compared to $388 million during 1992. The 1993 amounts include approximately $217 million in connection with the sale of Enron's interest in Northern Border Partners, L.P., $100 million from the sale of information technology assets and $42 million realized from the sale of exploration and production properties. Proceeds from the sale of assets during 1992 included
$62 million from the sale of Mobil stock, $138 million, net, realized on the sale of certain liquids pipeline assets to Enron Liquids Pipeline, L.P., $121 million from the sale of certain pipeline assets by Enron Gas Services and $33 million realized from the sale of exploration and production properties.

Cash From Financing Activities
Net cash provided by financing activities totaled $170 million during 1993 as compared to the use of $339 million in 1992. The difference in cash flow from financing activities between 1993 and 1992 was the retirement in 1992 of $1.1 billion of long-term debt primarily through the utilization of call provisions available on higher coupon debt issues. The repayments of long-term debt were partially funded by proceeds from the sales of common stock by Enron and EOG. During 1993, Enron issued $614 million of long-term debt while retiring $450 million principal amount of long-term borrowings. Other cash outflows during 1993 included $190 million of cash dividend payments on common and preferred stock and $23 million in repayments of other long-term obligations. In addition to the debt issuances discussed above, financing cash inflows during 1993 included $214 million from the issuance of preferred stock by a wholly-owned subsidiary of Enron (see Note 10 to the Consolidated Financial Statements).

Working Capital
At December 31, 1993, Enron had a working capital deficit of $657 million. Enron is able to fund its deficit in working capital through the utilization of credit facilities which, at December 31, 1993, provided for up to $2.2 billion of committed and uncommitted credit. Certain of the credit agreements contain prefunding covenants. However, such covenants are not expected to materially restrict Enron's access to funds under these agreements. At December 31, 1993, Enron had $144 million outstanding under the uncommitted agreements. In addition, Enron sells commercial paper and has agreements to sell up to $800 million of accounts receivable, thus providing short-term financing to meet seasonal working capital needs. Management believes that the sources of funding described above are sufficient to meet short- and long-term liquidity needs not met by cash flows from operations.

Capital Expenditures

Capital expenditures by operating segment are detailed as follows:

                                         1994
(In Millions)                          Estimate      1993      1992      1991

Transportation and Operation             $123        $152      $140      $396
Gas Services                               45          78        45        47
Gas Processing                              8          24        34       110
International Gas and Power Services       16          53        41        28
Exploration and Production*               394         383       362       212
Corporate and Other                         8           5        12        35
   Total                                 $594        $695      $634      $828

*Excludes exploration expenses of $56 million (estimate), $55 million, $44 million, and $46 million for 1994, 1993, 1992 and 1991, respectively.

Capital expenditures by the transportation and operation segment increased $12 million during 1993 as compared to 1992. The decline during 1992 as compared to 1991 reflects the completion in early 1992 of Transwestern's pipeline expansion project and its San Juan lateral project which began during 1991.

Capital expenditures of the gas services segment increased
$33 million during 1993 as compared to 1992 primarily as a result of the acquisition of gas storage assets and systems improvement costs.

The exploration and production segment's capital expenditures increased from $362 million in 1992 to $383 million in 1993. The increase was primarily attributable to increased domestic drilling activity with reduced emphasis on development drilling expenditures associated with tight gas sand formations. Enron also implemented its first development program outside of North America. The increase in capital spending by the exploration and production segment in 1992 compared to 1991 reflects development drilling expenditures associated with tight gas sand drilling activities and the acquisition in December 1992 of $40 million of producing properties in Canada.

Capital expenditures during 1994 are expected to total approximately $594 million. However, the overall level of capital spending as well as spending by individual business segments will vary depending upon conditions in the energy market and other related economic conditions. In addition, equity investments are expected to be approximately $387 million of which approximately $150 million for the Florida
Gas Transmission Company expansion and approximately $160 million for various international power projects.
Management believes that the capital expenditure program will be funded by a combination of internally generated funds and proceeds from dispositions of selected assets.

Capitalization
Total capitalization at December 31, 1993 of $5.7 billion was comprised of total long-term debt of $2.7 billion, shareholders' equity of $2.6 billion, preferred stock of subsidiary company of $.2 billion and minority interests of $.2 billion. Debt as a percentage of total capitalization decreased to 46.7% at December 31, 1993 as compared to 47.7% at December 31, 1992. The improvement primarily reflects higher net income and the issuance of preferred stock by Enron Capital L.L.C., the proceeds of which were used to reduce debt and other corporate purposes. Additionally, the average cost of long-term debt declined to 8.2% at December 31, 1993 from 8.9% at December 31, 1992. The decline was accomplished primarily through the retirement of additional higher coupon long-term debt which was subject to call provisions during 1993.

Report of Independent Public Accountants

To the Shareholders and Board of Directors of Enron Corp.:

We have audited the accompanying consolidated balance sheet of Enron Corp. (a Delaware corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, cash flows and changes in shareholders' equity accounts for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of Enron Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enron Corp. and subsidiaries as of December 31, 1993 and 1992, and the results of their operations, cash flows and changes in shareholders' equity accounts for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.



Arthur Andersen & Co.
Houston, Texas
February 18, 1994

Enron Corp. and Subsidiaries
Consolidated Income Statement
(In Thousands, Except Per Share Amounts)
                                             Year Ended December 31,
                                        1993          1992          1991
                                                   (Restated)    (Restated)
Revenues
   Natural gas and gas liquids       $6,125,638    $4,712,422    $4,270,720
   Transportation                       767,911       688,297       637,082
   Other                              1,078,933     1,008,554       775,139
                                      7,972,482     6,409,273     5,682,941
Costs and Expenses
   Cost of gas sold                   3,856,499     2,502,253     2,029,232
   Cost of other products sold        1,709,527     1,720,142     1,616,611
   Operating expenses                 1,057,415       936,040       914,538
   Amortization of deferred
    contract reformation costs           89,240       101,253       124,947
   Oil and gas exploration expenses      75,743        59,178        58,959
   Depreciation, depletion and
    amortization                        458,188       376,019       365,957
   Taxes, other than income taxes       108,386       100,616        74,760
                                      7,354,998     5,795,501     5,185,004
Operating Income                        617,484       613,772       497,937
Other Income and Deductions
   Equity in earnings of
    unconsolidated subsidiaries          73,293        56,545       55,228
   Interest income                       31,457        53,623       56,051
   Gain on sale of stock by
    subsidiary company                        -        59,615            -
   Other, net                            75,433       (16,373)     106,086
Income Before Interest, Minority
 Interest and Income Taxes              797,667       767,182      715,302
Interest and Related Charges, net       300,149       330,282      373,492
Dividends on Preferred Stock of
 Subsidiary                               2,137             -            -
Minority Interest                        27,605        17,632        7,210
Income Taxes                             89,077        90,468      102,454
Income Tax Rate Adjustment               46,177             -            -
Income Before Extraordinary Items       332,522       328,800      232,146
Extraordinary Items                           -       (22,615)           -
Net Income                              332,522       306,185      232,146
Preferred Stock Dividends                16,919        22,109       24,740
Earnings on Common Stock             $  315,603    $  284,076   $  207,406
Earnings Per Share of Common Stock
   Primary
      Income before extraordinary
       items                         $     1.32    $     1.39   $     1.03
      Extraordinary items                     -          (.10)           -
                                     $     1.32    $     1.29   $     1.03
   Fully Diluted
      Income before extraordinary
       items                         $     1.25    $     1.30   $      .98
      Extraordinary items                     -          (.09)           -
                                     $     1.25    $     1.21   $      .98
Average Number of Common Shares
 Used in Primary Computation            239,019       219,965      202,080

The accompanying notes are an integral part of these consolidated financial statements.

Enron Corp. and Subsidiaries
Consolidated Balance Sheet

              																																											  December 31,
(In Thousands)                                         1993           1992
                                                                   (Restated)
Assets
Current Assets
   Cash and cash equivalents                       $   140,240    $   141,689
   Trade receivables (net of allowance for
    doubtful accounts of $21,873 and $14,555,
    respectively)                                      783,603        514,505
   Other receivables                                   205,956         96,227
   Transportation and exchange gas receivable          102,887        123,572
   Inventories                                         197,737        293,809
   Deferred contract reformation costs                 103,520        103,520
   Assets from price risk management activities        279,715        170,279
   Other                                               204,952        208,255
      Total Current Assets                           2,018,610      1,651,856

Investments and Other Assets
   Investments in and advances to unconsolidated
    subsidiaries                                       697,084        636,062
   Deferred contract reformation costs                 168,479        266,466
   Assets from price risk management activities        887,342        360,861
   Other                                             1,010,028        850,595
      Total Investments and Other Assets             2,762,933      2,113,984

Property, Plant and Equipment, at cost
   Transportation and operations                     4,070,325      3,862,076
   Gas services                                      3,543,991      3,483,504
   Exploration and production, successful
    efforts accounting                               2,772,220      2,475,371
   International gas and power services                135,918         54,672
   Gas processing                                      265,782        326,505
   Corporate and other                                  98,622        213,148

                                                    10,886,858     10,415,276
   Less accumulated depreciation, depletion
    and amortization                                 4,164,086      3,869,513
      Net Property, Plant and Equipment              6,722,772      6,545,763

Total Assets                                       $11,504,315    $10,311,603

The accompanying notes are an integral part of these consolidated financial statements.

Enron Corp. and Subsidiaries
Consolidated Balance Sheet

                                                           December 31,
(In Thousands)                                         1993           1992
                                                                   (Restated)

Liabilities and Shareholders' Equity
Current Liabilities
   Accounts payable                                $ 1,477,290    $ 1,323,782
   Transportation and exchange gas payable              98,569        107,559
   Accrued taxes                                        88,837        105,692
   Accrued interest                                     53,292         52,712
   Billings in excess of costs on uncompleted
    contracts                                           45,380         55,487
   Liabilities from price risk management activities   609,403        283,877
   Deferred revenue                                     48,804         87,599
   Other                                               254,014        201,220
      Total Current Liabilities                      2,675,589      2,217,928

Long-Term Debt                                       2,661,240      2,458,924
Deferred Credits and Other Liabilities
   Deferred income taxes                             1,860,237      1,879,027
   Deferred revenue                                    327,802        439,847
   Liabilities from price risk management activities   330,209        135,233
   Other (including Flexible Equity Trust, Note 11)    615,839        482,930
      Total Deferred Credits and Other Liabilities   3,134,087      2,937,037

Commitments and Contingencies (Notes 9, 14, 15,
 16 and 18)
Minority Interests                                     196,275        179,397

Preferred Stock of Subsidiary Company                  213,750              -

Shareholders' Equity
   Preferred stock, cumulative, $100 par value,
    1,500,000 shares authorized, no shares issued            -              -
   Preference stock, cumulative, $1 par value,
    10,000,000 shares authorized, no shares issued           -              -
   Second preferred stock, cumulative, $1 par value,
    5,000,000 shares authorized, 1,496,677 shares
    and 1,829,641 shares of $10.50 Cumulative Second
    Preferred Convertible Stock issued, respectively    149,668       182,964
   Common stock, 600,000,000 shares authorized,
    249,095,312 shares $0.10 par value, and
    118,766,088 shares $10.00 par value, issued,
    respectively                                         24,910     1,187,661
   Additional paid-in capital                         1,707,938       324,944
   Retained earnings                                  1,104,986       959,522
   Cumulative foreign currency translation
    adjustment                                         (138,704)     (118,160)
   Common stock held in treasury (174,700 shares
    at December 31, 1992)                                     -        (8,100)
   Other                                               (225,424)      (10,514)
      Total Shareholders' Equity                      2,623,374     2,518,317

Total Liabilities and Shareholders' Equity           $11,504,315  $10,311,603

The accompanying notes are an integral part of these consolidated financial statements.

Enron Corp. and Subsidiaries
Consolidated Statement of Cash Flows

                                                  Year Ended December 31,
(In Thousands)                                  1993        1992       1991
                                                         (Restated) (Restated)

Cash Flows From Operating Activities
Reconciliation of net income to net cash
 provided by operating activities
   Income before extraordinary items        $ 332,522  $   328,800  $ 232,146
   Depreciation, depletion and amortization   458,188      376,019    365,957
   Oil and gas exploration expenses            75,743       59,178     58,959
   Amortization of deferred contract
    reformation costs                          89,240      101,253    124,947
   Deferred income taxes                       51,200      (14,647)   (42,942)
   Gains on sales of stock by subsidiary
    company and other assets                 (115,586)    (136,249)   (58,353)
   Regulatory, litigation and other
    contingency adjustments                    58,944       42,549    (11,036)
   Changes in components of working capital   (76,513)    (157,234)   349,264
   Deferred contract reformation costs       (136,383)    (129,694)   (84,512)
   Deferred revenues                           12,669       32,679     20,851
   Prepaid information technology services          -     (150,000)         -
   Net assets from price risk management
    activities                               (115,415)     (15,892)   (96,138)
   Other, net                                (166,320)      (6,898)   (45,463)

Net Cash Provided by Operating Activities     468,289      329,864    813,680

Cash Flows From Investing Activities
   Proceeds from sales of investments and
    other assets                              453,977      387,788    277,086
   Production payment transactions, net       (73,867)     301,395          -
   Additions to property, plant and
    equipment                                (688,032)    (596,885)  (707,083)
   Other capital expenditures                  (7,405)     (37,656)  (120,837)
   Other, net                                (323,916)     (97,961)   (71,231)

Net Cash Used in Investing Activities        (639,243)     (43,319)  (622,065)
Cash Flows From Financing Activities
   Net increase (decrease) in short-term
    borrowings                                 42,767     (142,651)  (261,179)
   Issuance of long-term debt                 613,938      700,000    412,783
   Decrease in long-term debt                (450,161)  (1,116,911)   (59,120)
   Decrease in other long-term obligations    (22,757)     (72,140)   (73,972)
   Issuance of preferred stock of
    subsidiary                                213,750            -          -
   Issuance of common stock                    22,882      399,355          -
   Issuance of common stock by subsidiary           -      111,861          -
   Dividends paid                            (189,769)    (174,880)  (154,274)
   Net acquisition of treasury stock          (71,145)     (37,524)   (65,755)
   Other, net                                  10,000       (5,818)    18,000

Net Cash Provided by (Used in) Financing
 Activities                                   169,505     (338,708)  (183,517)
Increase (Decrease) in Cash and Cash
 Equivalents                                   (1,449)     (52,163)     8,098
Cash and Cash Equivalents, Beginning of Year  141,689      193,852    185,754

Cash and Cash Equivalents, End of Year     $  140,240  $   141,689  $ 193,852

The accompanying notes are an integral part of these consolidated financial statements.

Enron Corp. and Subsidiaries
Consolidated Statement of Changes in
Shareholders' Equity Accounts
                                                                                    Cumulative
                                                                                     Foreign                   Other
                                Convertible               Additional    Retained     Currency               (Including
                                 Preferred     Common       Paid-in     Earnings    Translation  Treasury    Flexible
(In Thousands)                     Stock        Stock       Capital    (Restated)   Adjustment     Stock   Equity Trust)

Balance at December 31, 1990      $237,585   $  506,244   $  260,792   $  966,096   $ (76,982)  $ (6,555)  $ (49,633)
Net income                                                                232,146
Cash dividends
   Common stock                                                          (126,957)
   Preferred stock                                                        (24,740)
Treasury stock reissued                                         (620)                             16,837      (3,483)
Purchase of treasury stock                                                                       (76,696)
Exchange of common stock for
 convertible preferred stock       (14,850)       5,068        9,782
Exchange of common stock for
 convertible debentures                           2,000        8,524
Common stock issued                               3,032       13,909
Translation adjustments                                                                  (128)
Common stock split                              516,344     (293,482)    (222,862)
Other                                                          1,095                                (984)     19,449
Balance at December 31, 1991       222,735    1,032,688            -      823,683     (77,110)   (67,398)    (33,667)
Net income                                                                306,185
Cash dividends
   Common stock                                                          (148,237)
   Preferred stock                                                        (22,109)
Treasury stock reissued                                      (12,083)                             49,737        (351)
Purchase of treasury stock                                                                       (62,933)
Exchange of common stock for
 convertible preferred stock       (39,771)      27,147       12,624
Exchange of common stock for
 convertible debentures                          12,346        5,117                              73,043
Common stock issued                             115,480      319,794
Translation adjustments                                                               (41,050)
Other                                                           (508)                               (549)     23,504
Balance at December 31, 1992       182,964    1,187,661      324,944      959,522    (118,160)    (8,100)    (10,514)
Net income                                                                332,522
Cash dividends
   Common stock                                                          (170,457)
   Preferred stock                                                        (16,919)
Treasury stock reissued                                       (7,607)                             42,665      (5,601)
Purchase of treasury stock                                                                       (89,105)
Exchange of common stock for
 convertible preferred stock       (33,296)       3,573      (25,289)                             55,012
Common stock issued                               4,645      245,227                                        (219,563)
Common stock split and re-
 duction of par value to $0.10               (1,170,969)   1,170,969
Translation adjustments                                                               (20,544)
Other                                                           (306)         318                   (472)     10,254
Balance at December 31, 1993      $149,668   $   24,910   $1,707,938   $1,104,986   $(138,704)  $      -   $(225,424)

The accompanying notes are an integral part of these consolidated financial statements.

Enron Corp. and Subsidiaries
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies
A. Consolidation
The consolidated financial statements include the accounts of all majority-owned subsidiaries of Enron Corp. after the elimination of significant intercompany accounts and transactions. Investments in unconsolidated subsidiaries are accounted for by the equity method.

"Enron" is used from time to time herein as a collective reference to Enron Corp. and its subsidiaries and affiliates. In material respects, the businesses of Enron are conducted by Enron Corp.'s subsidiaries and affiliates whose operations are managed by their respective officers.

Financial statements for prior periods have been restated to reflect the adoption of Statement of Financial Accounting Standards (SFAS) No. 109 (see E below) and the reclassification of EOTT Energy Corp.'s net assets and results of operations to continuing operations (see Note 3).

B. Cash Equivalents
Enron records as cash equivalents all highly liquid short-term investments with original maturities of three months or less.

C. Inventories
Inventories consisting primarily of natural gas in storage of $77.3 million and $116.2 million, crude oil and refined products of $75.5 million and $97.4 million and liquid petroleum products of $37.3 million and $71.7 million at December 31, 1993 and 1992, respectively, are priced at the lower of cost or market.

D. Depreciation, Depletion and Amortization
The provision for depreciation and amortization with respect to operations other than oil and gas producing activities (see below) is computed using the straight-line or Federal Energy Regulatory Commission (FERC) mandated method based on estimated economic lives. Composite depreciation rates are applied to functional groups of property having similar economic characteristics.

Provisions for depreciation, depletion and amortization of proved oil and gas properties are calculated using the units-of-production method. Estimated future dismantlement, restoration and abandonment costs, net of salvage credits, are taken into account in determining depreciation, depletion and amortization.

E. Income Taxes
Enron adopted the provisions of SFAS No. 109 - "Accounting for Income Taxes" effective January 1, 1993 and applied the provisions of the statement retroactively. Enron previously accounted for income taxes under the provisions of SFAS No. 96 which was superceded by SFAS No. 109. SFAS No. 109 retains the asset and liability approach for accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The adoption of SFAS No. 109 did not have a material impact on Enron's results of operations or financial position.

F. Earnings Per Share
Primary earnings per share is computed on the basis of the average number of common shares outstanding during the periods. Common shares held by the Enron Corp. Flexible Equity Trust are not included in the computation of earnings per share (see Note 11). Dilutive common stock equivalents are not material and are not included in the computation of primary earnings per share. Fully diluted earnings per share is computed based upon the average number of common stock and common stock equivalent shares outstanding plus the average number of common shares issuable upon the assumed conversion of convertible securities.

G. Accounting for Price Risk Management Activities
Enron, through its Gas Services Group (EGS), provides price risk management services in the energy sector (these services are further described in Note 2). Enron accounts for these activities using the mark-to-market method of accounting. Under mark-to-market accounting, forwards, swaps, options, futures contracts and other financial instruments with third parties are reflected at market value, net of future servicing costs, with resulting unrealized gains and losses recorded as assets and liabilities from price risk management activities in the Consolidated Balance Sheet. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments. The amounts shown in the Consolidated Balance Sheet related to price risk management activities also include assets or liabilities which arise as a result of the actual timing of settlements related to these contracts. Current period changes in the assets and liabilities from price risk management activities (resulting primarily from newly originated transactions and the impact of price movements) are recognized as revenues in the Consolidated Income
Statement.

The market prices used to value these transactions reflect management's best estimate of market prices considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments. These market prices are adjusted to reflect the potential impact of liquidating
Enron's position in an orderly manner over a reasonable period of time under present market conditions.

Periodically, Enron's other businesses also enter into forwards, futures and other contracts to hedge the impact of market fluctuations on inventories, production or other contractual commitments. Changes in the market value of these transactions are deferred until the gain or loss is recognized on the hedged inventory or commitment. Disclosures regarding the fair value of these financial instruments are included in Note 18.

H. Accounting for Oil and Gas Producing Activities
Enron accounts for oil and gas exploration and production activities under the successful efforts method of accounting. Under such method, oil and gas lease acquisition costs are capitalized when incurred. Unproved properties with significant acquisition costs are assessed quarterly on a property-by-property basis, and any impairment in value is recognized. Unproved properties with acquisition costs that are not individually significant are aggregated, and the portion of such costs estimated to be unproductive based on historical experience and future expected abandonments, is amortized over the average holding period. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and gas properties. Lease rentals are expensed as incurred.

Oil and gas exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether the wells have discovered proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are expensed. The costs of all development wells and related equipment used in the production of crude oil and natural gas are capitalized.

I. Accounting for Sales of Stock by Subsidiary Companies Enron recognizes gains or losses on sales of stock by its subsidiary companies when such sales are not made as part of a larger plan of corporate reorganization. Such gains or losses are based upon the difference between the book value of Enron's investment in the subsidiary immediately after the sale and the historical book value of Enron's investment immediately prior to the sale.

During August 1992, Enron Oil & Gas Company (EOG) completed a public offering and sale of 4.1 million shares of its common stock, reducing Enron's ownership interest from 84% to 80%. The shares were priced to the public at $28.50 per share and net proceeds from the transaction after underwriting commissions and expenses totaled $111.9 million. A gain in the amount of $59.6 million was recognized by Enron on the transaction. No income tax expense was recorded related to this transaction, consistent with U.S. tax law.

J. Foreign Currency Translation
For subsidiaries whose functional currency is deemed to be other than the U.S. dollar, asset and liability accounts are translated at year-end rates of exchange and revenue and expenses are translated at average exchange rates prevailing during the year. Translation adjustments are included as a separate component of shareholders' equity.

2. Price Risk Management Activities
EGS provides price risk intermediation services to its customers. These services primarily relate to commodities associated with the energy sector (natural gas, crude oil, natural gas liquids), but in some instances also include financial products (interest rates and Canadian dollars). EGS provides these services through a variety of financial instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodities specified by the contract, options, futures and other contractual arrangements.

Market Risk
EGS's price risk management activities involve offering fixed or known price commitments into the future. These transactions give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular commitment. As discussed in Note 1, Enron accounts for these activities at market value. As a result, the impact of changes in market prices are reflected currently in the consolidated financial statements. It is Enron's policy to prohibit speculation on market fluctuations and EGS's objective to maintain a balanced portfolio. However, net open positions often result from the timing of the origination of new transactions. Accordingly, EGS closely monitors and manages its exposure to market risk. Policies are in place which limit the amount of total net exposure and net exposure during any twelve month period for each commodity traded and all traded commodities combined. Procedures exist which allow for real time monitoring of all commitments and positions with daily reporting of positions to senior Enron management. Additionally, sensitivities to changes in market prices of each commodity are examined on a daily basis. Accordingly, Enron does not anticipate a materially adverse effect on financial position or results of operations as a result of market fluctuations.

SFAS No. 105, - "Disclosures of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," requires the disclosure, as set forth below, of the notional amounts of financial instruments that give rise to off-balance-sheet risk. The notional amounts and terms of these agreements, as well as volumetric information regarding EGS's future fixed price commitments, at December 31, 1993 are set forth below (volumes in billions of British thermal units
(Bbtus), U.S. dollars in millions):

                                    Fixed Price   Fixed Price  Maximum
Product                                 Payor       Receiver   Terms in
                                                                 years
Energy Commodities (Bbtus)
   Swaps                             1,715,355      1,480,787      10
   Options                             269,984        382,098      14
   Forwards                            795,626      1,195,368      20
   Futures                             240,971        115,424       3
Financial Products (millions $)
   Interest rate swaps,
    forwards and futures            $      610     $    1,028      30
    Canadian Dollar
     swaps and futures                     289            313      20

EGS also has sales and purchase commitments associated with contracts based on market prices totaling 4,900,000 Bbtus, with terms extending up to 21 years. The midpoint of EGS's entire portfolio of price risk management activities as of December 31, 1993 was approximately 4.5 years (based on the weighted average value of each transaction).

Credit Risk
Credit risk relates to the risk of loss that Enron would incur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The counterparties associated with EGS's price risk management services as of December 31, 1993 are summarized as follows (amounts in millions):

                            Assets from Price Risk Management Activities
                                Investment        Below
                                 Grade(a)   Investment Grade   Total

Independent Power Producers       $  348          $ 17        $  365
Gas and Electric Utilities           162            22           184
Oil and Gas Producers                380            39           419
Industrials                           17            21            38
Financial Institutions                96             -            96
Other                                128            40           168
   Total                          $1,131          $139         1,270
   Credit and Other Reserves                                     103
   Assets from Price Risk
    Management Activities(b)                                  $1,167

(a) After consideration of collateral, which encompass standby letters of credit,parent company guarantees and property interests, including oil and gas reserves.
(b) Three customers' exposures each comprise greater than 5% of assets from price risk management activities.

This concentration of counterparties may impact EGS's overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

EGS maintains credit policies with regard to its counterparties that management believes significantly minimizes overall credit risk. These policies include a thorough review of potential counterparties' financial condition (including credit rating), collateral requirements under certain circumstances and the use of standardized agreements which allow for the netting of positive and negative exposures associated with a single counterparty.

EGS maintains a credit reserve which is based on management's evaluation of the credit risk of the overall portfolio. This reserve is objectively determined using an implied risk profile based on the difference between risk-free rates of return and each counterparty's cost of borrowing. This implied risk is then used to evaluate the exposure (based on current market value) to each counterparty adjusted for collateral provisions and overall concentration of exposure. Based on EGS's policies, its current exposures and the credit reserve, Enron does not anticipate a materially adverse effect on the financial position or results of operations as a result of counterparty nonperformance.

3. Discontinued Operations Subsequently Retained
During October 1992, the Board of Directors approved a plan to divest all of the crude oil trading and transportation operations of Enron's wholly-owned subsidiary, EOTT Energy Corp. (EOTT), through a spin-off transaction to holders of Enron common stock . As a result, Enron classified these activities as discontinued operations for financial reporting purposes. During the fourth quarter of 1993, Enron's Board of Directors approved a revised plan to divest a majority, but not all, of EOTT through a public offering of limited partnership interests in a master limited partnership.

In January 1994, EOTT Energy Partners, L.P. filed a registration statement with the Securities and Exchange Commission (SEC) to offer common units. Under terms of this offering, Enron will sell substantially all of the business and assets of EOTT to EOTT Energy Partners, L.P., a newly formed limited partnership. Enron will be the general partner and own a substantial interest in EOTT Energy Partners, L.P. after completion of the transaction.
Enron reclassified the net assets and results of operations of EOTT, from discontinued operations, for all periods presented. EOTT's total assets and total liabilities as of December 31, 1992, the year it was reported as discontinued operations, were $695.7 million and $598.4 million, respectively. The components of EOTT's net revenues are as follows:

(In Thousands)                 1993            1992            1991

Revenues                    $6,358,820      $7,696,734      $8,235,529
Cost of sales                6,231,583       7,605,273       8,102,917
Net revenues                $  127,237      $   91,461      $  132,612

4. Income Taxes
In August 1993, the U.S. corporate Federal income tax rate increased from 34% to 35% retroactive to January 1, 1993. Under the provisions of SFAS No. 109, the effect of a change in the tax rate is recognized in income for the period of enactment. The principal components of Enron's net deferred income tax liability at December 31, 1993 and 1992 are as follows:

(In Millions)                                       1993     1992

Deferred income tax assets -
   Alternative minimum tax credit carryforward     $  219   $  189
   Other                                               18       28
                                                      237      217
Deferred income tax liabilities -
   Depreciation, depletion and amortization         1,565    1,552
   Deferred contract reformation costs                 73      107
   Other                                              464      377
                                                    2,102    2,036
Net deferred income tax liabilities*               $1,865   $1,819

*Includes $5 million in other current liabilities for 1993 and $60 million in other current assets for 1992.

The components of income before income taxes and extraordinary items are as follows:

(In Thousands)                           1993          1992         1991
U.S.                                   $336,445      $337,618     $269,970
Foreign                                 131,331        81,650       64,630
                                       $467,776      $419,268     $334,600

Total income tax expense is summarized as follows:

(In Thousands)                            1993          1992         1991
Payable currently -
   Federal                             $ 57,093      $ 78,109     $117,402
   State                                 14,692        13,284        6,074
   Foreign                               12,269        13,722       21,920

                                         84,054       105,115      145,396
Payment deferred -
   Federal                              (26,070)      (40,361)     (72,214)
   State                                 15,724        13,375       26,909
   Foreign                               15,369        12,339        2,363

                                          5,023       (14,647)     (42,942)

                                         89,077        90,468      102,454
Effect of tax rate increase on
 deferred tax liability                  46,177             -            -

Total Income Tax Expense               $135,254      $ 90,468     $102,454


The differences between taxes computed at the U.S. Federal statutory rate and Enron's effective rate are as follows:

(In Thousands)                             1993        1992        1991

Statutory Federal income tax
 provision                              $163,722    $142,551    $113,764
Net state income taxes                    18,980      17,595      21,769
ESOP dividends                            (5,356)     (6,859)     (7,115)
Revision of prior years' tax estimates   (25,000)    (11,200)     (6,351)
Tax rate increase                         46,177           -           -
Net operating loss utilization                 -           -      (6,656)
Tight gas sands tax credit               (65,172)    (42,500)    (16,926)
Asset and stock sale differences             (21)    (21,324)          -
Other                                      1,924      12,205       3,969
                                        $135,254    $ 90,468    $102,454

Enron has an alternative minimum tax (AMT) credit carryforward of approximately $219 million which can be used to offset regular income taxes payable in future years. The
AMT credit has an indefinite carryforward period.

Foreign subsidiaries' cumulative undistributed earnings of approximately $185 million are considered to be indefinitely reinvested outside the U.S. and, accordingly, no U.S. Federal or state income taxes have been provided thereon.
In the event of a distribution of those earnings in the form of dividends, Enron may be subject to both foreign withholding taxes and U.S. income taxes, net of allowable foreign tax credits. Determination of any potential amount of unrecognized deferred income tax liability is not practicable.

5. Supplemental Cash Flow Information
Cash paid for income taxes and interest expense is as follows:

(In Thousands)                     1993        1992        1991

Income taxes                    $ 39,307    $111,125    $ 74,416
Interest (net of amounts
 capitalized)                    228,034     299,469     284,285

Non-cash investing and financing activities during 1993 included the exchange of common stock for convertible preferred stock of $33.3 million.

Non-cash investing and financing activities during 1992 included the exchange of common stock for convertible subordinated debentures and convertible preferred stock in transactions valued at $90.5 million and $39.8 million, respectively, and the acquisition of retail gas marketing operations in exchange for common stock valued at $18.3 million. During 1991, non-cash investing and financing activities included the exchange of common stock for convertible subordinated debentures and convertible preferred stock in transactions valued at $10.5 million and $14.9 million, respectively.

Changes in components of working capital are as follows:

(In Thousands)                1993         1992         1991

Receivables               $(360,206)   $ 118,854    $ 403,840
Inventories                  92,228      (22,741)     (15,597)
Payables                    144,518      (55,188)    (248,307)
Accrued taxes               (11,941)     (24,690)      50,307
Accrued interest              2,913      (25,088)      13,804
Other                        55,975     (148,381)     145,217
Total                     $ (76,513)   $(157,234)   $ 349,264

6. Credit Facilities, Short-Term Borrowings and Long-Term
Debt
Enron and EOG have credit facilities with domestic and foreign banks which at December 31, 1993 provided for an aggregate of $1.1 billion in long-term committed credit. Expiration dates of the committed facilities range from December 1994 to January 1997. Interest rates on borrowings are based upon the London Interbank Offered Rate, certificate of deposit rates or other short-term interest rates. Certain credit facilities contain covenants which must be met for Enron to borrow funds. Such debt covenants are not anticipated to materially restrict Enron's ability to borrow funds under such facilities. Compensating balances are not required, but Enron is required to pay a commitment or facility fee. During 1993, no amounts were borrowed under these facilities.

Enron and EOG have also entered into agreements which provide for uncommitted lines of credit totaling $1.06 billion at December 31, 1993. The uncommitted lines have no stated expiration dates. Neither compensating balances nor commitment fees are required as borrowings under the uncommitted credit lines are available subject to agreement by the participating banks. At December 31, 1993, Enron had outstanding $144 million under certain of the uncommitted lines at average interest rates of 3.6%. In addition to borrowing from banks on a short-term basis, Enron and certain of its subsidiaries sell commercial paper to provide short-term financing for various corporate purposes. As of December 31, 1993, 1992 and 1991, short-term borrowings of $143.8 million, $101.0 million, and $243.7 million, respectively, have been reclassified as long-term debt based upon the availability of committed credit facilities with expiration dates exceeding one year and management's intent to maintain such amounts in excess of one year subject to overall reductions in debt levels. Similarly, at December 31, 1993, 1992 and 1991, $132.4 million, $292.3 million, and
$289.8 million, respectively, of long-term debt due within one year remained classified as long-term.

Detailed information on short-term borrowings by Enron is as follows:

(Dollars In Millions)                     1993         1992        1991

As of end of year
   Borrowings from -
      Commercial paper                  $      -     $  75.0     $ 189.2
      Banks and other                      143.8        26.0        54.5
   Amount reclassified
    as long-term debt                     (143.8)     (101.0)     (243.7)
   Total short-term borrowings          $      -      $    -    $      -
   Weighted average interest rate
    at end of year(a)                        3.6%        3.7%        5.5%
For the year ended
   Maximum borrowings
    at any month end(a)                 $1,087.1      $885.5     $ 743.2
        Average borrowings(a)(b)           590.9       588.0       500.3
        Weighted average interest rate
         during the year(a)(c)               3.3%        3.9%        6.3%

(a) Before reclassification as long-term debt.
(b) Computed using the ending balance at each month end.
(c) Computed using the weighted average interest rates of debt outstanding at each month end.

Detailed information on long-term debt is as follows:

                                                           December 31,
(In Thousands)                                         1993           1992

Enron Corp.
   Debentures
      6.75% due 2005 - senior subordinated         $  200,000    $        -
      8.25% due 2012 - senior subordinated            150,000       150,000
   Notes Payable
      Variable rates                                        -        10,000
      8.15% to 9.25% due from 1994 to 1996            200,000       393,702
      9.50% to 10.75% due from 1998 to 2001           342,777       342,777
      7.625% to 9.875% due from 2003 to 2006          692,200       692,200
      7% due 2023                                     100,000             -
      Other                                            57,512        10,484
Northern Natural Gas Company
   Notes Payable
      11.00% due 1995                                       -        88,573
      8.00% due 1999                                  250,000       250,000
      6.875% due 2005                                 100,000             -
Houston Pipe Line Company
   Notes Payable
      12.125% due 1995                                100,000       100,000
      Other                                                 -        24,062
Transwestern Pipeline Company
   Notes Payable
      7.55% to 9.10% due 2000                         123,000       123,000
      9.20% due 1998 to 2004                           27,000        27,000
Enron Oil & Gas Company
   Notes Payable
      8.92% to 8.98% due 1995                          50,000        50,000
      9.10% due 1994 to 1998                          100,000       100,000
      Other                                            33,000             -
Amount reclassified from short-term debt              143,774       101,007
Unamortized debt discount and premium                  (8,023)       (3,881)
Total Long-Term Debt                               $2,661,240    $2,458,924

The aggregate annual maturity requirements applicable to long-term debt outstanding at December 31, 1993 are $132.4 million, $153.4 million, $133.1 million, $22.9 million and $169.0 million for 1994 through 1998, respectively. In addition, based upon available committed credit facilities, $143.8 million of short-term debt which has been reclassified as long-term debt would be due in 1995.

During 1992, Enron retired, pursuant to call provisions, $836 million principal amount of long-term debt with interest rates ranging from 8.7% to 11.5%. The early retirement of debt resulted in extraordinary items of $22.6 million, net of tax.

7. Accounts Receivable
Enron has entered into agreements which provide for the sale of up to $800.0 million of trade accounts receivable with limited recourse provisions. Included in this amount is a $300.0 million agreement which will expire in April 1994 with the remainder expiring in February 1995. At December 31, 1993 and 1992, $700.1 million and $700.0 million, respectively, of receivables were sold under these agreements.

The fees incurred on the sales of accounts receivables totaled $20.6 million, $23.5 million and $37.8 million for 1993, 1992 and 1991, respectively. Additionally, fees incurred in connection with other long-term obligations and the sales of rights to certain recoverable take-or-pay buyout and contract reformation costs totaled $5.1 million, $12.5 million and $30.7 million, respectively, for 1993, 1992 and 1991 and are included in "Interest and Related
Charges, net", in the Consolidated Income Statement.

Enron affiliates have concentrations of customers in the electric and gas utility industries. These concentrations of customers may impact Enron's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. However, Enron's management believes that the portfolio of receivables is well diversified and that such diversification minimizes any potential credit risk. Credit losses incurred on receivables in these industries compare favorably to losses experienced on Enron's receivables portfolio as a whole. Receivables are generally not collateralized.

8. Production Payment Agreement
In September 1992, EOG entered into a transaction with a limited partnership under which EOG conveyed an interest in approximately 124 billion cubic feet equivalent (136 trillion British thermal units) of natural gas and other hydrocarbons in the Big Piney area of Wyoming for consideration of $326.8 million (the production payment agreement). The natural gas and other hydrocarbons were originally scheduled to be produced and delivered over a period of forty-five months, which period commenced October 1, 1992. Effective October 1, 1993, the agreement was amended providing for the extension of the original term of the volumetric production payment through March 31, 1999 based on a revised schedule of daily quantities of hydrocarbons to be delivered which is approximately one-half of the original schedule. EOG retains responsibility for its working interest share of the cost of operations. Proceeds from the sale were used to repay long-term debt and for other corporate purposes. Enron has accounted for the proceeds received in the transaction as deferred revenue which is being amortized into revenue as natural gas and other hydrocarbons are produced and delivered during the term of the amended agreement. Annual remaining amortization of deferred revenue, based on scheduled deliveries under the amended production payment agreement at December 31, 1993, is approximately $43.3 million per year through 1998 and $10.7 million for 1999. Reserves dedicated to the transaction are included in the estimate of proved oil and gas reserves (see Note 20).

9. Unconsolidated Subsidiaries
Enron has investments in and advances to unconsolidated subsidiaries as follows:

                                    Ownership
Investee                             Interest        December 31,
(In Thousands)                                     1993        1992

Citrus Corp.                            50%     $169,984     $178,050
Northern Border Pipeline Company        35%            -      207,459
Northern Border Partners, L.P.          13%       55,731            -
Teesside Power Limited                  50%      173,915       20,475
Enron/Dominion Cogen Corp.              50%       46,243       49,911
Mojave Pipeline Company                 50%            -       42,464
Trailblazer Pipeline Company            33%       25,717       25,538
Oasis Pipe Line Company                 25%        7,884       10,140
Madosa                                  42%       12,894       12,151
Argentina Southern Gas
 Pipeline System                        18%       97,450       23,689
Enron Liquids Pipeline, L.P.            15%       24,036       22,368
Other                                             83,230       43,817
                                                $697,084     $636,062

Enron's equity in earnings (losses) of unconsolidated subsidiaries is as follows:


Investee                                  Year Ended December 31,
(In Thousands)                          1993        1992       1991

Citrus Corp.                          $(8,066)   $(11,059)   $(4,601)
Northern Border Pipeline Company       22,934      34,004     24,181
Northern Border Partners, L.P.          1,368           -          -
Teesside Power Limited                 12,444           -          -
Enron/Dominion Cogen Corp.              5,703       7,485      6,776
Mojave Pipeline Company                 2,435       6,749     11,982
Trailblazer Pipeline Company            3,514       6,687      3,623
Oasis Pipe Line Company                 1,299       2,879      5,830
Madosa                                  5,522       5,873      2,747
Argentina Southern Gas Pipeline
 System                                22,904           -          -
Other                                   3,236       3,927      4,690
                                      $73,293    $ 56,545    $55,228

Summarized combined financial information of Enron's unconsolidated subsidiaries is presented below:

                                                 December 31,
(In Thousands)                               1993           1992

Balance Sheet
   Current assets                        $  921,850     $1,476,459
   Property, plant and equipment, net     4,054,780      4,853,117
   Other noncurrent assets                2,330,387        600,060
   Current liabilities                      982,874        645,981
   Noncurrent liabilities                 4,584,922      5,174,091
   Owners' equity                         1,739,221      1,109,564

                                            Year Ended December 31,
(In Thousands)                         1993           1992           1991

Income Statement
   Operating revenues               $2,351,177     $1,825,158     $1,352,232
   Operating expenses                2,016,977      1,528,770      1,064,360
   Net income                          204,262        122,346        163,886
Distributions Paid to Enron             59,585         42,490         45,973

Northern Border Partners, L.P. During October 1993, Northern Plains Natural Gas Company, a wholly-owned subsidiary of Enron, along with two of the other three general partners in Northern Border Pipeline Company contributed all of their combined 70% interest in Northern Border to Northern Border Partners, L.P., a Delaware limited partnership (the Partnership), in exchange for general partner interests, subordinated units and common units in the Partnership. Northern Plains sold its common units in the Partnership in an underwritten public offering and received net proceeds of approximately $217 million resulting in a pretax gain of approximately $64 million. Northern Plains retained a 13% interest in the Partnership.

Teesside Power Limited (Teesside). Enron has a 50% ownership interest in Teesside, a joint venture cogeneration company which owns a 1,875 megawatt independent power facility in northeast England. The remaining 50% ownership interest is held by four of the twelve regional electric companies operating in England.

Under the terms of the Shareholder Agreement relating to Teesside, Enron made a capital investment of $151 million on April 1, 1993. An affiliate of Enron operates the facility which was placed in commercial operation on March 27, 1993. Construction revenue and profit have been recognized on the portion of the joint venture not owned by Enron using the percentage of completion method of accounting. Revenue and profit on that portion of the joint venture owned by Enron have been deferred and are being amortized.

Enron has guaranteed the payment of Teesside's obligation in connection with certain grid connection charges which could become due should the power plant terminate operations. Further, Enron has guaranteed the payment of its proportionate share of amounts which could become due in the event of default by Teesside under the terms of the power sales agreements (see Note 16).

Under the terms of certain gas supply agreements extending through 2008, Teesside is obligated to take-or-pay for an average of up to 240 billion British Thermal Units of natural gas per day at indexed prices. Enron has guaranteed 70% of Teesside's payment obligation under the gas supply agreements. However, Enron believes there are alternative markets for such gas should the gas not be taken by Teesside.

Joint Energy Development Investments.  In 1993, Joint
Energy Development Investments (JEDI), a limited partnership, was formed, comprised of an Enron Subsidiary as general partner and the California Public Employees Retirement System
(CalPERS) as limited partner, to acquire energy investments.
Enron and CalPERS each own a 50% interest and have each committed to invest $250 million of capital over the next three years in JEDI, $5 million of which has already been contributed as of December 31, 1993. Enron intends to meet its required capital commitments by contributing Enron common stock.

10. Preferred Stock
Convertible Preferred Stock. Each share of the $10.50 Cumulative Second Preferred Convertible Stock is convertible at any time at the option of the holder thereof into 13.652 shares of Enron's common stock, subject to certain adjustments. The Convertible Preferred Stock is currently subject to call at Enron's option at a price of $100 per share plus accrued dividends. Upon involuntary liquidation, holders would be entitled to $100 per share. During 1993, 1992 and 1991, 332,964 shares, 397,710 shares and 148,497 shares, respectively, of the Convertible Preferred Stock were converted into common stock.

Preferred Stock of Subsidiary Company. During November 1993, Enron's wholly-owned subsidiary Enron Capital LLC issued 8.55 million shares of 8% Cumulative Guaranteed Monthly Income Preferred Shares (MIPS) at a price of $25 per share. Net proceeds of approximately $207 million were used by Enron to reduce indebtedness and for other corporate purposes. The MIPS are redeemable at the option of Enron in whole or in part beginning November 1998 at a redemption price of $25 per share plus accumulated and unpaid dividends. Upon liquidation of Enron Capital LLC, the holders of the MIPS are entitled to $25 per share.

11. Common Stock and Dividends
On July 28, 1993, Enron increased the number of authorized shares of common stock from 300,000,000 to 600,000,000 shares and decreased the par value of such common stock from $10.00 to $0.10 per share. The reduced par value of $9.90 for each share outstanding, or $1.18 billion, was transferred to additional paid-in capital. On August 16, 1993, Enron effected, in the form of a stock dividend, a two-for-one common stock split on all issued common stock. The par value of $11.9 million for 119,486,623 additional shares was transferred from additional paid-in capital to common stock. Appropriate references in the financial statements and supplemental financial information to number of shares and related prices, per share amounts and stock option information reflect the stock split.

The dividend history during each of the three years in the period ended December 31, 1993 is as follows: Enron paid quarterly cash dividends on common stock of $.155 per share ($.62 per share annually) until the final quarter of 1991 at which time the dividend was increased to $.1625 per share ($.65 per share annually). The dividend was increased to $.175 per share ($.70 per share annually) for the final quarter of 1992 and was further increased to $.1875 per share ($.75 per share annually) for the final quarter of 1993. Enron's debt agreements do not limit the payment of cash dividends on common stock. Common stock information is as follows:

(In Thousands)                           1993(a)      1992      1991

Common Stock, beginning of year          237,532    103,269    50,625
   Issued to Employee Benefit Plans        1,394     11,149       303
   Conversions                             2,447      3,949       707
   Other                                     156        399         -
   Dividend reinvestment                      66          -         -
   Flexible Equity Trust                   7,500          -         -
   Stock Split                                 -          -    51,634
Common Stock, end of year                249,095    118,766   103,269

(a) Presented as if the 1993 stock split was January 1, 1993.

Treasury stock information is as follows:

                                         1993(d)       1992        1991

Treasury Stock, beginning of year        349,400    2,050,644     177,755
   Employee Benefit Plans
      Issued                          (1,435,687)  (1,314,196)   (343,249)
      Returned                            98,381       15,021       7,754
   Open Market Purchases(a)            3,005,200    1,610,100   1,173,800
   Conversions(b)                     (2,043,090)  (2,205,393)          -
   Other(c)                               69,404       18,524       9,262
   Dividend Reinvestment Plan            (43,608)           -           -
   Stock Split                                 -            -   1,025,322
Treasury Stock, end of year                    -      174,700   2,050,644

(a) Purchased in connection with a stock repurchase program authorized by the Board of Directors.
(b) Conversions of convertible subordinated debentures in 1992 and convertible preferred stock in 1993.
(c) Purchased pursuant to compensation agreements.
(d) Presented as if the 1993 stock split was January 1, 1993.

During 1993, Enron issued 130,329,224 shares of its common stock in connection with certain transactions including the two-for-one stock split, the conversion of preferred stock and employee benefit plans.

Enron has various stock option plans (the Plans) under which options for shares of Enron's common stock have been or may be granted to officers, key employees and non-employee members of the Board of Directors. Under the Plans, options granted may be either incentive stock options or nonqualified stock options and are granted at not less than the fair market value of the stock at the time of grant. Expiration dates of the options outstanding at December 31, 1993 range from July 9, 1994 to September 23, 2003. The Plans provide for options to be granted with stock appreciation rights (SAR); however, Enron does not presently intend to issue additional options with an SAR feature. Summarized information for the Plans is as follows:

                                       1993           1992         1991

Shares under option,
 beginning of year                   7,314,332      8,996,560    9,406,204
   Granted                           4,253,233      1,409,480    2,992,000
   Exercised                        (1,621,680)    (2,807,984)  (2,868,092)
   Cancelled or expired               (266,166)      (283,724)    (533,552)
Shares under option, end of year     9,679,719      7,314,332    8,996,560
Shares available for grant at
 end of year                         1,500,301*     5,582,480*   6,954,400*
Shares exercisable at end of year    3,104,722      2,199,224    2,983,784
Average price of options exercised
 during the year                        $13.30         $11.82       $11.05
Average price of options outstanding
 at end of year                         $19.64         $13.47       $12.60

*Excludes up to 2,528,560 shares, 2,730,780 shares and 2,750,000 shares as of December 31, 1993, 1992 and 1991, respectively, which may be issued as either Restricted Stock or as stock options.

Under the Plans, participants may be granted stock without cost to the participant (restricted stock). The shares issued under the Plans vest to the participants at various times ranging from immediate vesting to vesting at the end of a five year period. The following is an analysis of shares of restricted stock:

                                        1993       1992        1991

Outstanding at beginning of year        35,588     365,088     223,624
Granted                                203,700      19,220     270,080
Cancelled or expired                    (3,632)          -      (9,840)
Issued                                 (13,998)   (348,720)   (118,776)
Outstanding at end of year             221,658      35,588     365,088
Available for grant at end of year   2,528,560   2,730,780   2,750,000
Average price per share
 on date of grant                       $27.50      $11.18      $11.08

Flexible Equity Trust (the Trust). In December 1993, Enron established the Trust to fund a portion of its obligations arising from its various employee compensation and benefit plans. Enron issued 7.5 million shares of common stock to the Trust in exchange for cash and an interest bearing promissory note. The note held by Enron is reflected as a reduction of "Other" shareholders' equity.
Common shares held by the Trust are not included in the computation of earnings per share.

12. Retirement Benefits Plan and ESOP
Enron maintains a retirement plan (the Enron Plan) which is a noncontributory defined benefit plan covering substantially all employees in the United States and certain employees in foreign countries. Participants in the Enron Plan with five years or more of service are entitled to retirement benefits based on a formula that uses a percentage of final average pay and years of service.
Enron maintains a noncontributory employee stock ownership plan (ESOP) which covers all eligible employees.
Allocations to individual employees' retirement accounts within the ESOP offset a portion of benefits earned under the Enron Plan. To the extent allocations to the individual employees retirement account within the ESOP exceed accrued benefits under the Enron Plan at the date of retirement, the individual employees receive the additional shares.

The components of pension expense are as follows:

(In Thousands)                             1993        1992        1991

Service cost - benefits earned
 during the year                        $ 11,709    $ 10,224    $  7,960
Interest cost on projected
 benefit obligation                       25,230      22,699      20,008
Actual return on plan assets             (37,507)    (52,141)    (43,092)
Amortization and deferrals                11,184      28,897      21,775
Early retirement termination benefits          -         166           -
Pension expense                         $ 10,616    $  9,845    $  6,651

The valuation date of the Enron Plan and the ESOP is September 30. The funded status as of the valuation date of the Enron Plan and the ESOP reconciles with the amount detailed below which is included in other assets on the Consolidated Balance Sheet at December 31, 1993 and 1992. Assets of the ESOP offset retirement benefits accrued under the Enron Plan only to the extent allocated to individual employee retirement accounts.

(In Thousands)                                1993            1992

Actuarial present value of accumulated
 benefit obligation at September 30
   Vested                                 $(284,559)      $(204,176)
   Nonvested                                (27,862)        (15,696)
Additional amounts related to
 projected wage increases                   (66,641)        (65,796)
Projected benefit obligation               (379,062)       (285,668)
Plan assets at fair value(a)                404,397         300,755
Projected benefit obligation less than
 Plan assets                                 25,335          15,087
Unrecognized net loss                        29,690          51,762
Unrecognized prior service cost              14,113          15,810
Unrecognized net asset at transition        (48,272)        (56,634)
Contributions                                   815           2,004
Prepaid pension cost at December 31       $  21,681       $  28,029
Discount rate                                  7.00%           9.00%
Long-term rate of return on assets            10.50           10.50
Rate of increase in wages                      4.00            5.00

(a) Includes plan assets of the ESOP of $286,041 and $193,144 for the years 1993 and 1992, respectively.

Assets of the Enron Plan are comprised primarily of equity securities, fixed income securities and temporary cash investments. It is Enron's policy to fund all pension costs accrued to the minimum amount required by federal tax regulations.

13. Postretirement Benefits Other Than Pensions
Enron provides certain medical, life insurance and dental benefits to eligible employees who retire under the Enron Retirement Plan and their eligible surviving spouses. Benefits are provided under the provisions of a contributory defined dollar benefit plan. Enron is currently funding that portion of its obligations under its postretirement benefit plan which is expected to be recoverable through rates by its regulated pipelines.

Effective January 1, 1993, Enron adopted the provisions of SFAS No. 106 - "Employers Accounting for Postretirement Benefits Other Than Pensions". SFAS No. 106 requires that employers providing postretirement benefits accrue those costs over the service lives of the employees expected to be eligible to receive such benefits. Enron has elected the prospective transition approach and is amortizing the transition obligation which existed at January 1, 1993 over a period of approximately 19 years.

The following table sets forth the plan's funded status reconciled with the amounts reported in the Consolidated
Balance Sheet.

(In Thousands)                                    1993

Actuarial present value of accumulated
postretirement benefit obligation (APBO)
  Retirees                                     $ (93,101)
Fully eligible active plan participants           (2,748)
Other employees                                  (21,611)
      Total APBO                                (117,460)
Plan assets at fair value                          1,938
Accumulated postretirement benefit
 obligation in excess of plan assets            (115,522)
Unrecognized transition obligation                79,547
Unrecognized prior service costs                  19,297
Unrecognized net loss                             14,249
Accrued postretirement benefit obligation      $  (2,429)

The components of net periodic postretirement benefit expenses are as follows:

(In Thousands)                                    1993

Service costs                                   $   850
Interest costs                                    7,374
Return on plan assets                               (39)
Amortization of transition obligation             4,744
Postretirement benefit expense                  $12,929

The measurement of the APBO assumes a 7% discount rate and a health care cost trend rate of 13% in 1993 decreasing to 5% by the year 2005 and beyond. A 1% increase in the health care cost trend rate would have the effect of increasing the APBO and the net periodic expense by approximately $9.7 million and $0.6 million, respectively.

14. Natural Gas Rates and Regulatory Issues
Regulatory issues on Enron's regulated pipelines are subject to final determination by the FERC. Enron has provided a reserve related to pending regulatory issues and believes that the ultimate resolution of such issues will not have a materially adverse impact on Enron's financial position or results of operations.

The regulated pipelines have all successfully completed their transitions under FERC Order 636 (currently under appeal before the U.S. Court of Appeals for the 11th
Circuit), and have completely unbundled their sales services from their transportation services. As required by Order 636, each of the regulated pipelines has implemented a straight fixed variable rate design which provides that all fixed costs to firm customers including return on equity, are to be received through fixed monthly demand or capacity reservation charges which are not a function of volumes transported.

Under their respective restructuring orders, the regulated pipelines are entitled to recover FERC Order 636 transition costs from customers. Transition costs incurred of $168 million have been deferred pending recovery from customers over varying time periods, generally of up to five years. Future transition costs are subject to ongoing negotiations and market factors. Enron believes that the ultimate resolution of FERC Order 636 transition costs will not have a material impact on Enron's financial position or results of operations.

15. Litigation and Other Contingencies
Enron is party to various claims and litigation, the significant items of which are discussed below. Although no assurances can be given, Enron believes, based on its experience to date and after considering appropriate reserves that have been established, that the ultimate resolution of such items, individually or in the aggregate, will not have a materially adverse impact on Enron's financial position or results of operations.

Litigation
TransAmerican Natural Gas Corporation (TransAmerican) has filed a petition against Enron Corp. and EOG alleging breach of confidentiality agreements, misappropriation of trade secrets and unfair competition, with specific reference to four tracts in Webb County, Texas, which EOG leased for their oil and gas exploration and development potential. TransAmerican seeks actual damages of $100 million and exemplary damages of $300 million. EOG has filed claims against TransAmerican and its sole shareholder alleging fraud, land fraud, negligent misrepresentation and breach of state antitrust laws. Trial is set for May 2, 1994. Although no assurances can be given, Enron believes that TransAmerican's claims are without merit and that the ultimate resolution of this matter will not have a materially adverse effect on its financial position or results of operations.

A pipeline company in which an Enron affiliate has a minority interest and for which an Enron affiliate has served as operator, has filed a petition against Enron and certain affiliates alleging an unspecified amount of damages relating to the operation of such pipeline company. Based upon information currently available, it is not possible to predict the outcome of such litigation; however, Enron believes that the results will not have a materially adverse effect on Enron's financial position or results of operations.

Like other companies in the natural gas industry, Enron has certain gas purchase contracts which provide for take-or-pay obligations and fixed prices. Certain suppliers have made claims, either formally or informally, for payment under take-or-pay provisions. At December 31, 1993, amounts of pending take-or-pay claims and litigation are not material.

Peruvian Operations
During 1985, the Peruvian government unilaterally cancelled certain exploration and production agreements between the government-owned oil company and Belco Petroleum Corporation of Peru (BPCP), a wholly-owned subsidiary of Enron, and subsequently nationalized the operations of BPCP. Enron filed claims with its insurers in connection with the nationalization and in February 1989, the insurers paid Enron approximately $162 million. On September 21, 1993, the Peruvian government signed a settlement agreement with American International Group, Inc. and BPCP which will allow Enron to recover its remaining investment of approximately $33 million.

Environmental Matters
Enron is subject to extensive Federal, state and local environmental laws and regulations. These laws and regulations require expenditures in connection with the construction of new facilities, the operation of existing facilities and for remediation at various operating sites.
The implementation of the Clean Air Act Amendments is expected to result in increased operating expenditures.
These increased operating expenses are not expected to have a material impact on Enron's financial position or results of operations.

In addition, Enron received requests for information from the Environmental Protection Agency (EPA) and state environmental agencies inquiring whether Enron has disposed of materials at certain waste disposal sites. Enron has received notices from EPA and state agencies that it is a "potentially responsible party" (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act and analogous state statutes, and may be required to share in the costs of the cleanup of other, similar sites. However, management does not believe that any potential assessments in connection with these PRP notices and third party claims, either taken individually or in the aggregate, will have a material impact on Enron's financial position or results of operations.

16. Commitments
Firm Transportation Obligations
Enron has firm transportation agreements with various joint ventures. Under these agreements, Enron must make specified minimum payments each month. The estimated aggregate amounts of such required future payments at December 31, 1993, were:

(In Millions)

1994                                    $   40.2
1995                                        40.1
1996                                       108.2
1997                                       117.2
1998                                       118.9
Later years                              1,240.0
        Total                           $1,664.6

The costs incurred under these agreements, including commodity charges on actual quantities shipped, totaled
$38.2 million, $42.7 million and $53.8 million in 1993, 1992 and 1991, respectively. Enron has assigned a firm transportation contract with one of its joint venture pipelines to a third party and guaranteed minimum payments under the contract averaging approximately $43 million annually through 2001.

Other Commitments
Enron leases property, operating facilities and equipment under various operating leases, certain of which contain renewal and purchase options and residual value guarantees.
Guarantees under the leases total $955 million at December
31, 1993.

During July 1992, Enron modified and extended an agreement entered into in 1988 for a substantial amount of data processing facilities management services. The modification extends the original 10 year agreement for a period of three years through 2001. As part of the agreement, Enron prepaid $150 million for certain services to be performed over the life of the agreement.

Future commitments related to these items at December 31, 1993 are as follows:

(In Millions)

1994                                    $  194.1
1995                                       243.4
1996                                       334.9
1997                                       114.3
1998                                       105.3
Later years                                650.3
        Total minimum payments          $1,642.3

Total rent expense incurred during 1993, 1992 and 1991 was $104.1 million, $64.7 million and $85.9 million, respectively.

Enron guarantees certain long-term contracts for the sale of electrical power and steam from the Texas City cogeneration facility owned by one of Enron's equity investees. Under terms of the contracts, which initially extend through June 1999, Enron could be liable for penalties should, under certain conditions, the contracts be terminated early.
Enron also guarantees the performance of certain of its subsidiaries in connection with letters of credit issued on behalf of those subsidiaries. At December 31, 1993, a total of $124 million of such guarantees were outstanding. Management does not expect to incur any material liabilities as a result of these obligations. In addition, Enron is a guarantor on certain debt of unconsolidated joint ventures and unconsolidated subsidiaries and other companies totaling approximately $305 million. Management does not consider it likely that there would be any losses associated with these guarantees. In addition, certain commitments have been made related to 1994 planned capital expenditures.

17. Other Income, Net
The components of Other Income, Net are as follows:

                                            Year Ended December 31,
(In Thousands)                           1993        1992       1991

Gains on sales of Mobil stock         $      -    $ 52,048    $27,944
Gains on sales of oil and
 gas properties                         13,318       6,037     14,983
Gains on sales of other
 assets and investments                102,268      18,549     15,426
Regulatory, contingency
 and other adjustments                 (55,689)    (40,927)    11,036
Litigation adjustments and
 settlements, net                        4,282     (41,870)    27,086
Other                                   11,254     (10,210)     9,611
                                       $75,433    $(16,373)  $106,086

18. Financial Instruments
The following disclosures on the estimated fair value of financial instruments are presented in accordance with the requirements of SFAS No. 107 - "Disclosures About Fair Value of Financial Instruments." Fair value as used in SFAS No. 107 represents the amount at which the instrument could be exchanged in a current transaction between willing parties. The estimated fair value amounts have been determined by Enron using available market data and valuation methodologies. Judgement is necessarily required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts. The amounts disclosed below exclude Enron's price risk management activities discussed in Notes 1 and 2.

                                   December 31, 1993     December 31, 1992
                                  Carrying   Estimated  Carrying   Estimated
(In Millions)                      Amount   Fair Value   Amount   Fair Value

Balance Sheet Financial
 Instruments
   Long-term debt                 $2,661.2   $2,903.4   $2,458.9   $2,603.0
Other Financial Instruments
   Interest rate swap agreements         -       (2.3)         -       (4.8)
   Foreign currency contracts            -       (0.1)         -        0.3
   Guarantees                            -       (2.7)         -       (9.3)

Long-Term Debt. The fair market value of long-term debt is the estimated cost to acquire the debt, including a premium or discount for the differential between the issue rate and the year-end market rate. The fair value of long-term debt is based upon quoted market prices and, where such prices are not available, upon interest rates available to Enron.

Interest Rate Swap Agreements. Enron and EOG have entered into various interest rate swap transactions to hedge certain floating interest rate exposure in 1993 and 1994.
This floating interest rate exposure arises primarily from short-term interest bearing debt as well as certain operating lease obligations and accounts receivable sales for which payments are subject to floating interest rates
(see Notes 6, 7 and 16).

At December 31, 1993, Enron and EOG had outstanding interest rate swap agreements with a notional principal amount of $3.6 billion. During January 1994, Enron executed additional swap agreements with notional principal amounts totaling $700 million. Included in the $4.3 billion total swap agreements is $2.1 billion notional principal amount of interest rate swap agreements which expired subsequent to December 31, 1993 and which were executed to hedge anticipated floating rate exposure in 1993. Also included are approximately $2.1 billion notional principal amount of interest rate swap agreements executed to hedge anticipated floating rate exposure in 1994. The remaining notional principal amounts include swap agreements extending beyond 1994. The fair value of interest rate swap agreements is based upon termination values obtained from third parties.

Credit Risk. While notional contract amounts are used to express the volume of interest rate swap agreements, the amounts potentially subject to credit risk, in the event of nonperformance by the third parties, are substantially smaller. Enron does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by the third parties.

Price Risk Management. Enron entered into certain price swap agreements to, in effect, hedge the market risk caused by fluctuations in the price of natural gas. The agreements call for Enron to make payments to (or receive payments from) the other party based upon the differential between a fixed and a variable price for natural gas as specified by the contract. The current swap agreements run for periods of ten years and have a notional contract amount of approximately $299 million at December 31, 1993.

Foreign Currency Contracts. Foreign currency contracts are entered into to hedge currency exposure from commercial transactions. At December 31, 1993, foreign currency contracts with a principal amount of $38.3 million were outstanding. Fair value of such contracts are based upon year-end fair market values.

Guarantees. As more fully discussed in Notes 9 and 16, Enron is a guarantor on certain debt and lease obligations.
The fair value of such guarantees is based upon Enron's estimation of the cost of securing third party letters of credit equal to Enron's obligations under such guarantees.

19. Business and Geographic Segment Information
Enron's operations are classified into five business segments:

Transportation and Operation - Transmission of natural gas. Construction, management and operation of pipelines, liquids plants and power facilities. Crude oil transportation activities and investment in liquids pipeline operations.

Gas Services - Purchasing, marketing and financing of natural gas, natural gas liquids and power. Price risk management in connection with natural gas and natural gas liquids transactions. Intrastate natural gas pipelines. Development, acquisition and promotion of natural gas fired power plants in North
America.

Gas Processing - Extraction of natural gas liquids in North America.

International Gas and Power Services - Independent (non-utility) development, acquisition and promotion of natural gas fired power plants, natural gas liquids facilities and pipelines outside of North America. International marketing of natural gas liquids.

Exploration and Production - Natural gas and crude oil exploration and production primarily in the United States, Canada and Trinidad.

Enron's business segment information has been reclassified from prior years to reflect the realignment of Enron's operations. Financial information by business and geographic segment for each of the three years in the period ended December 31, 1993, is presented below.

Operations In Business and Geographic Segments
Business Segments

                                                                   International
                            Transportation                           Gas and     Exploration   Corporate
                                  and           Gas        Gas        Power          and          and
(In Thousands)                 Operation     Services   Processing   Services    Production   Other(c)(d)      Total
1993
Unaffiliated Revenues(a)       $1,385,925   $5,392,121   $ 57,825   $  751,375   $  385,236   $        -   $ 7,972,482
Intersegment Revenues(b)           80,081      243,646    386,976       19,213      301,691   (1,031,607)            -
   Total Revenues               1,466,006    5,635,767    444,801      770,588      686,927   (1,031,607)    7,972,482
Depreciation, Depletion
 and Amortization                 115,922       74,677      6,283        9,081      249,704        2,521       458,188
Operating Income (Loss)           341,272      149,886      5,687       64,582      102,241      (46,184)      617,484
Equity in Earnings of
 Unconsolidated Subsidiaries       22,427        8,821          -       41,962            -           83        73,293
Other Income, net                  18,437       10,115     22,351       24,835       19,953       11,199       106,890
Income Before Interest,
 Minority Interest
 and Income Taxes                 382,136      168,822     28,038      131,379      122,194      (34,902)      797,667
Additions to Property,
 Plant and Equipment              144,835       78,453     24,065       52,545      383,064        5,070       688,032
Identifiable Assets             2,808,816    5,165,809    186,354      492,297    1,668,395      485,560    10,807,231
Investments in and Advances
 to Unconsolidated Subsidiaries   278,912       83,360          -      315,461            -       19,351       697,084
   Total Assets                $3,087,728   $5,249,169   $186,354  $   807,758   $1,668,395   $  504,911   $11,504,315

1992
Unaffiliated Revenues(a)       $1,418,761   $3,806,088    $65,980  $   864,695   $  253,749   $        -   $ 6,409,273
Intersegment Revenues(b)           82,513      152,371    361,043       10,529      300,375     (906,831)       -
   Total Revenues               1,501,274      958,459    427,023      875,224      554,124     (906,831)      409,273
Depreciation, Depletion
 and Amortization                 111,141       70,438      6,283        6,897      179,839        1,421       376,019
Operating Income (Loss)           314,412      160,167     54,132       (4,502)      99,572      (10,009)      613,772
Equity in Earnings of
 Unconsolidated Subsidiaries       36,628       12,391      1,926        5,505            -           95        56,545
Other Income, net                  27,267      (26,012)      (211)      32,074        2,561       61,186        96,865
Income Before Interest,
 Minority Interest
 and Income Taxes                 378,307      146,546     55,847       33,077      102,133       51,272       767,182
Additions to Property,
 Plant and Equipment              144,468       33,584     34,211       10,236      362,403       11,983       596,885
Identifiable Assets             2,420,053    4,085,861    222,727      388,248    1,563,136      995,516     9,675,541
Investments in and Advances
 to Unconsolidated Subsidiaries   479,246       75,483          -       79,991            -        1,342       636,062
   Total Assets                $2,899,299   $4,161,344   $222,727   $  468,239   $1,563,136   $  996,858   $10,311,603

1991
Unaffiliated Revenues(a)       $1,519,147   $2,901,382   $ 67,250   $1,022,998   $  172,164   $        -   $ 5,682,941
Intersegment Revenues(b)          109,930       81,311    329,230        7,778      297,878     (826,127)            -
   Total Revenues               1,629,077    2,982,693    396,480    1,030,776      470,042     (826,127)    5,682,941
Depreciation, Depletion
 and Amortization                 108,922       85,342      5,377        4,648      160,885          783       365,957
Operating Income (Loss)           275,013       56,994     91,534       40,117       63,401      (29,122)      497,937
Equity in Earnings of
 Unconsolidated Subsidiaries       37,000       13,355          -        4,643            -          230        55,228
Other Income, net                  31,393          765      2,636       24,075       11,768       91,500       162,137
Income Before Interest,
 Minority Interest
 and Income Taxes                 343,406       71,114     94,170       68,835       75,169       62,608       715,302
Additions to Property,
 Plant and Equipment              368,756       40,849     43,216        7,934      211,673       34,655       707,083
Identifiable Assets             2,682,546    3,763,396    265,636      346,494    1,410,244    1,043,327     9,511,643
Investments in and Advances
 to Unconsolidated Subsidiaries   502,737       33,625          -       20,280            -        1,385       558,027
   Total Assets                $3,185,283   $3,797,021   $265,636   $  366,774   $1,410,244   $1,044,712   $10,069,670

(a) Unaffiliated revenues include sales to unconsolidated subsidiaries.
(b) Intersegment sales are made at prices comparable to those received from unaffiliated customers and in some instances are affected by regulatory considerations.
(c) Corporate and Other assets consist of cash and cash equivalents, investments in marketable securities, receivables transferred from subsidiaries in connection with the receivables sale program and miscellaneous other assets.
(d) Includes consolidating eliminations.

Geographic Segments

                                          Year Ended December 31,
(In Thousands)                        1993          1992         1991

Operating Revenues from
 Unaffiliated Customers
   United States                  $ 7,058,088    $5,515,600   $4,644,267
   Foreign                            914,394       893,673    1,038,674
                                  $ 7,972,482    $6,409,273   $5,682,941
Intersegment Sales
   United States                  $    20,785    $   54,498   $  267,119
   Foreign                             66,574        24,108       23,545
                                  $    87,359    $   78,606   $  290,664
Operating Income
   United States                  $   553,956    $  628,542   $  471,091
   Foreign                             63,528       (14,770)      26,846
                                  $   617,484    $  613,772   $  497,937
Income Before Interest,
 Minority Interest and Taxes
   United States                  $   663,276    $  743,623   $  656,169
   Foreign                            134,391        23,559       59,133
                                   $  797,667    $  767,182   $  715,302
Identifiable Assets
   United States                  $ 9,939,618    $8,982,307   $8,855,302
   Foreign                            867,613       693,234      656,341
                                  $10,807,231    $9,675,541   $9,511,643

20. Oil and Gas Producing Activities
The following information regarding Enron's oil and gas producing activities should be read in conjunction with Note 1.
Capitalized Costs Relating to Oil and Gas Producing Activities

                                       December 31,
(In Thousands)                     1993            1992

Proved properties               $2,675,419      $2,396,601
Unproved properties                 96,801          78,770
                                 2,772,220       2,475,371
Accumulated depreciation,
 depletion and amortization     (1,226,175)     (1,007,360)
Net capitalized costs           $1,546,045      $1,468,011

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities(a)

                                              Foreign
(In Thousands)            United States  Canada     Other       Total
1993
Acquisition of properties
   Unproved                 $ 23,686    $ 4,556    $   887    $ 29,129
   Proved                      6,625      2,598          -       9,223
      Total                   30,311      7,154        887      38,352
Exploration                   53,918      9,096     19,439      82,453
Development                  247,705     28,045     41,785     317,535
      Total                 $331,934    $44,295    $62,111    $438,340

1992
Acquisition of properties
   Unproved                $  21,844   $  1,173    $     3    $ 23,020
   Proved                     25,958     39,281          -      65,239
      Total                   47,802     40,454          3      88,259
Exploration                   38,547      5,787     11,141      55,475
Development                  256,814      5,162        735     262,711
      Total                 $343,163    $51,403    $11,879    $406,445

1991
Acquisition of properties
   Unproved                  $12,156    $   223    $   176    $ 12,555
   Proved                     40,039      2,362          -      42,401
      Total                   52,195      2,585        176      54,956
Exploration                   39,916      5,369     15,062      60,347
Development                  132,200     10,338          -     142,538
      Total                 $224,311    $18,292    $15,238    $257,841

(a) Costs have been categorized on the basis of Financial
    Accounting Standards Board definitions which include costs of oil and gas producing activities whether capitalized or charged to expense as incurred.

Results of Operations for Oil and Gas Producing Activities(a)

The following tables set forth results of operations for oil and gas producing activities for the three years in the period ended
December 31, 1993:

                                                 Foreign
(In Thousands)             United States   Canada       Other      Total
1993
Operating Revenues
   Associated Companies       $369,824     $ 9,637    $      -    $379,461
   Trade                       140,552      33,228       1,209     174,989
      Total                    510,376      42,865       1,209     554,450
Exploration expenses,
 including dry hole costs       35,029       6,657      13,590      55,276
Production costs                75,767      14,063       1,496      91,326
Impairment of unproved
 oil and gas properties         19,499         968           -      20,467
Depreciation, depletion
 and amortization              234,292      14,630         541     249,463
Income (loss) before
 income taxes                  145,789       6,547     (14,418)    137,918
Income tax expense (benefit)   (20,329)      2,447      (2,762)    (20,644)
Results of Operations         $166,118     $ 4,100    $(11,656)   $158,562

1992
Operating Revenues
   Associated Companies       $251,649     $10,074    $      -    $261,723
   Trade                       106,633      19,313           -     125,946
      Total                    358,282      29,387           -     387,669
Exploration expenses,
 including dry hole costs       29,705       3,829      10,508      44,042
Production costs                63,571       9,271           -      72,842
Impairment of unproved
 oil and gas properties         12,001       1,034       2,101      15,136
Depreciation, depletion
 and amortization              167,767      11,719         327     179,813
Income (loss) before
 income taxes                   85,238       3,534     (12,936)     75,836
Income tax expense (benefit)   (16,030)      1,202      (4,398)    (19,226)
Results of Operations         $101,268     $ 2,332     $(8,538)   $ 95,062

1991 (Restated)
Operating Revenues
   Associated Companies       $197,841     $10,244     $     -    $208,085
   Trade                        78,964      19,004           -      97,968
      Total                    276,805      29,248           -     306,053
Exploration expenses,
 including dry hole costs       28,107       3,659      14,402      46,168
Production costs                56,167       9,418           -      65,585
Impairment of unproved
 oil and gas properties         10,342       2,449           -      12,791
Depreciation, depletion
 and amortization              148,401      12,385          99     160,885
Income (loss) before
 income taxes                   33,788       1,337     (14,501)     20,624
Income tax expense (benefit)    (5,076)        455      (4,930)     (9,551)
Results of Operations          $38,864     $   882    $ (9,571)   $ 30,175

(a) Excludes net revenues associated with other marketing activities, interest charges, general corporate expenses and certain gathering and handling fees for each of the three years in the period ended December 31, 1993. The gathering and handling fees and other marketing net revenues are directly associated with oil and gas operations with regard to required segment reporting, but are not part of required disclosures about oil and gas producing activities.

Oil and Gas Reserve Information (Unaudited)
The following summarizes the policies used by Enron in preparing the accompanying oil and gas supplemental reserve disclosures, Standardized Measure of Discounted Future Net
Cash Flows Relating to Proved Oil and Gas Reserves and reconciliation of such standardized measure from period to period.

Estimates of proved and proved developed reserves at December 31, 1993, 1992 and 1991 were based on studies performed by Enron's engineering staff for reserves in the United States, Canada and Trinidad. Opinions by DeGolyer and MacNaughton, independent petroleum consultants, for the years ended December 31, 1993, 1992 and 1991 covering producing areas containing 65%, 69% and 73%, respectively, of proved reserves of Enron on a net-equivalent-cubic-feet-of-gas basis, indicate that the estimates of proved reserves prepared by Enron's engineering staff for the properties reviewed by DeGolyer and MacNaughton, when compared in total on a net-equivalent-cubic-feet-of-gas basis, do not differ by more than 5% from those prepared by DeGolyer and MacNaughton's engineering staff. All reports by DeGolyer and MacNaughton were developed utilizing geological and engineering data provided by Enron.

The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair market value of Enron's crude oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved reserves, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

Standardized Measure of Discounted Future
Net Cash Flows Relating to Proved
Oil and Gas Reserves(a)

(In Thousands)                  United States   Canada  Trinidad        Total

1993
Future revenues(b)              $3,343,900(d)   $592,845    $147,542   $4,084,287(d)
Future production costs           (639,760)     (230,230)    (45,385)    (915,375)
Future development costs          (165,473)      (21,001)     (7,582)    (194,056)
Future net cash flows
 before income taxes             2,538,667       341,614      94,575    2,974,856
Discount to present value
 at 10% annual rate               (951,748)     (143,992)    (20,097)  (1,115,837)
Present value of future net
 cash flows before income taxes  1,586,919       197,622      74,478    1,859,019
Future income taxes discounted
 at 10% annual rate(c)            (219,228)      (37,851)    (24,899)    (281,978)
Standardized measure of
 discounted future net cash
 flows relating to proved oil
 and gas reserves(b)            $1,367,691(e)   $159,771    $ 49,579   $1,577,041(e)

1992
Future revenues(b)              $3,017,188(d)   $363,284    $      -   $3,380,472(d)
Future production costs           (573,763)     (105,802)          -     (679,565)
Future development costs          (194,246)      (12,881)          -     (207,127)
Future net cash flows
 before income taxes             2,249,179       244,601           -    2,493,780
Discount to present value
 at 10% annual rate               (790,027)      (91,126)          -     (881,153)
Present value of future net
 cash flows before income taxes  1,459,152       153,475           -    1,612,627
Future income taxes discounted
 at 10% annual rate(c)            (147,736)      (28,056)          -     (175,792)
Standardized measure of
 discounted future net cash
 flows relating to proved oil
 and gas reserves(b)            $1,311,416(e)   $125,419    $      -   $1,436,835(e)

1991
Future revenues(b)              $2,501,439      $269,917    $      -   $2,771,356
Future production costs           (504,420)      (79,413)          -     (583,833)
Future development costs          (189,091)       (6,132)          -     (195,223)
Future net cash flows before
 income taxes                    1,807,928       184,372           -    1,992,300
Discount to present value
 at 10% annual rate               (618,919)      (62,137)          -     (681,056)
Present value of future net
 cash flows before income taxes  1,189,009       122,235           -    1,311,244
Future income taxes discounted
 at 10% annual rate(c)            (127,188)      (27,979)          -     (155,167)
Standardized measure of
 discounted future net
 cash flows relating to proved
 oil and gas reserves(b)        $1,061,821      $ 94,256    $      -   $1,156,077

(a) Includes amounts attributable to a 20% minority interest at December 31, 1993 and 1992 and a 16% minority interest at December 31, 1991.
(b) Based on year-end market prices determined at the point of delivery from the producing unit.
(c) Future income taxes before discount were $540.3 million U.S., $91.7 million Canada and $35.5 million Trinidad, $394.1 million U.S. and $63.0 million Canada and $279.4 million U.S. and $53.0 million Canada for the years ended December 31, 1993, 1992 and 1991, respectively.
(d) "Future revenues" includes approximately $189.1 million ($146.9 million discounted at 10% annual rate for 1993) and $203.5 million ($174.5 million discounted at 10% annual rate for 1992) related to volumes associated with a volumetric production payment sold effective October 1, 1992, as amended, to be delivered over a seventy-eight month period which period commenced October 1, 1992 (see Note 8).
(e) Includes approximately $92.6 million in 1993 and $111.2 million in 1992 representing the discounted present value at a discount rate of 10% of the "future revenues" detailed in Note (d) after deducting future income taxes.

Changes in Standardized Measure of
Discounted Future Net Cash Flows

(In Thousands)                 United States  Canada    Trinidad      Total
December 31, 1990               $  928,584   $130,742   $      -   $1,059,326
   Sales and transfers of
 oil and gas produced, net
 of production costs              (220,638)   (19,830)         -     (240,468)
   Net changes in prices
    and production costs          (150,061)   (51,609)         -     (201,670)
   Extensions, discoveries,
    additions and improved
    recovery, net of related
    costs                          212,097      4,802          -      216,899
   Development costs incurred       36,719         11          -       36,730
   Revisions of estimated
    development costs                1,640      2,833          -        4,473
   Revisions of previous
    quantity estimates              37,535      1,178          -       38,713
   Accretion of discount           116,559     17,823          -      134,382
   Net change in income taxes      109,821     19,512          -      129,333
   Purchases of reserves in place   38,350       (558)         -       37,792
   Sales of reserves in place      (17,321)    (2,328)         -      (19,649)
   Changes in timing and other     (31,464)    (8,320)         -      (39,784)

December 31, 1991                1,061,821     94,256          -    1,156,077
   Sales and transfers of oil
    and gas produced, net of
    production costs              (294,711)   (20,116)         -     (314,827)
   Net changes in prices and
    production costs               257,572      8,190          -      265,762
   Extensions, discoveries,
    additions and improved
    recovery, net of related
    costs                          275,231      8,999          -      284,230
   Development costs incurred       49,668        177          -       49,845
   Revisions of estimated
    development costs              (19,540)     1,406          -      (18,134)
   Revisions of previous
    quantity estimates             (45,863)    (7,539)         -      (53,402)
   Accretion of discount           118,901     12,224          -      131,125
   Net change in income taxes      (20,548)       (77)         -      (20,625)
   Purchases of reserves in place   28,884     32,533          -       61,417
   Sales of reserves in place      (34,984)       (15)         -      (34,999)
   Changes in timing and other     (65,015)    (4,619)         -      (69,634)

December 31, 1992                1,311,416    125,419          -    1,436,835
   Sales and transfers of oil
    and gas produced, net of
    production costs              (434,609)   (28,802)       287     (463,124)
   Net changes in prices and
    production costs               180,240     28,400          -      208,640
   Extensions, discoveries,
    additions and improved
    recovery, net of related
    costs                          275,722     27,785     74,191      377,698
   Development costs incurred       58,500     13,900          -       72,400
   Revisions of estimated
    development costs               32,196     (1,345)         -       30,851
   Revisions of previous
    quantity estimates             (26,118)     5,668          -      (20,450)
   Accretion of discount           145,915     15,348          -      161,263
   Net change in income taxes      (71,492)    (9,795)   (24,899)    (106,186)
   Purchases of reserves in place    9,462      2,707          -       12,169
   Sales of reserves in place      (38,498)    (1,140)         -      (39,638)
   Changes in timing and other     (75,043)   (18,374)         -      (93,417)

December 31, 1993               $1,367,691   $159,771  $  49,579   $1,577,041

Reserve Quantity Information
Enron's estimates of net proved and proved developed reserves of crude oil, condensate, natural gas liquids and natural gas and of changes in net proved reserves were as follows:

                                  United States    Foreign(d)    Total
Natural gas (MMcf)
Proved reserves at
   December 31, 1990(a)             1,343,467       131,508    1,474,975
   Revisions of previous estimates     48,371            35       48,406
   Purchases in place                  45,030         2,885       47,915
   Extensions, discoveries and
    other additions                   199,410         6,193      205,603
   Sales in place                      (6,933)       (2,477)      (9,410)
   Production                        (173,460)       (9,237)    (182,697)
Proved reserves at
   December 31, 1991(a)             1,455,885       128,907    1,584,792
   Revisions of previous estimates    (46,325)       (4,082)     (50,407)
   Purchases in place                  30,537       112,592      143,129
   Extensions, discoveries and
    other additions                   228,044         6,336      234,380
   Sales in place                     (27,707)           (2)     (27,709)
   Production                        (200,054)      (11,249)    (211,303)
Proved reserves at
   December 31, 1992(a)             1,440,380(b)    232,502    1,672,882
   Revisions of previous estimates    (31,282)       11,058      (20,224)
   Purchases in place                   9,183         2,627       11,810
   Extensions, discoveries and
    other additions                   234,858       148,970      383,828
   Sales in place                     (12,453)       (1,501)     (13,954)
   Production                        (240,014)      (22,137)    (262,151)
Proved reserves at
   December 31, 1993(a)             1,400,672(b)    371,519    1,772,191

                                   United States   Foreign(d)     Total
Liquids (MBbl)(c)
Proved reserves at
   December 31, 1990(a)                16,272         6,856       23,128
   Revisions of previous estimates        (86)          256          170
   Purchases in place                     173            42          215
   Extensions, discoveries and
    other additions                       983           310        1,293
   Sales in place                      (1,248)          (25)      (1,273)
   Production                          (2,272)         (927)      (3,199)
Proved reserves at
   December 31, 1991(a)                13,822         6,512       20,334
   Revisions of previous estimates        365          (885)        (520)
   Purchases in place                      65             -           65
   Extensions, discoveries and
    other additions                     2,320           698        3,018
   Sales in place                        (296)           (4)        (300)
   Production                          (2,411)         (963)      (3,374)
Proved reserves at
   December 31, 1992(a)                13,865(b)      5,358       19,223
   Revisions of previous estimates      1,490          (536)         954
   Purchases in place                      15           489          504
   Extensions, discoveries and
    other additions                     3,552         3,366        6,918
   Sales in place                      (3,230)          (23)      (3,253)
   Production                          (2,520)         (965)      (3,485)
Proved reserves at
   December 31, 1993(a)                13,172(b)      7,689       20,861
Proved developed reserves
Natural gas (MMcf)
   December 31, 1990                1,023,711       114,045    1,137,756
   December 31, 1991                1,138,530       112,975    1,251,505
   December 31, 1992                1,168,386(b)    194,366    1,362,752
   December 31, 1993                1,167,313(b)    321,965    1,489,278
Liquids (MBbl)(c)
   December 31, 1990                   15,269         6,804       22,073
   December 31, 1991                   13,002         6,484       19,486
   December 31, 1992                   12,762(b)      5,329       18,091
   December 31, 1993                   11,165(b)      7,000       18,165

(a) Includes reserves attributable to a 20% minority interest at December 31, 1993 and 1992 and a 16% minority interest at December 31, 1991 and 1990.
(b) Includes approximately 87 billion cubic feet equivalent (96 trillion British thermal units) in 1993 and 114 billion cubic feet equivalent (126 trillion British thermal units) in 1992 associated with a volumetric production payment sold effective October 1, 1992, as amended, to be delivered over a seventy-eight month period which period commenced October 1, 1992 (see Note 8).
(c) Includes crude oil, condensate and natural gas liquids.
(d) Includes Canada and Trinidad.

Enron Corp. and Subsidiaries
Supplemental Financial Information (unaudited)
Quarterly Results(b)

                                                Income                               Fully
                                                Before               Primary        Diluted
                                               Interest              Earnings       Earnings
(In Thousands,                                 Minority             Per Share(a)   Per Share(a)
Except Per Share      Operating     Gross    Interest and     Net       Net            Net
Amounts)               Revnues      Profit   Income Taxes   Income    Income         Income
1993
   First Quarter      $1,857,455   $600,994    $268,249    $146,228     $.60         $.55
   Second Quarter      1,907,115    530,388     151,673      61,245      .24          .23
   Third Quarter       1,933,666    649,663     168,834      20,995      .07          .07
   Fourth Quarter      2,274,246    625,411     208,911     104,054      .42          .39
1992
   First Quarter      $1,519,092   $565,268    $237,249    $115,764     $.54         $.49
   Second Quarter      1,335,424    481,332     155,032      50,565      .21          .21
   Third Quarter       1,521,794    513,766     150,179      40,887      .15          .15
   Fourth Quarter      2,032,963    626,512     224,722      98,969      .40          .37

(a) The sum of earnings per share for the four quarters may not equal the total earnings per share for the year due to changes in the average number of common shares outstanding.
(b) Reclassified, see Note 1.